PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON July 18, 2004


INTRODUCTION
General
This proxy statement (the "Proxy Statement") is being furnished to the shareholders of Willamette Valley Vineyards, Inc., an Oregon corporation ("the Company"), as part of the solicitation of proxies by the Company's Board of Directors from shareholders of record of outstanding shares of the Company's common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held on July 18th, 2004, at 1:00 PM at Willamette Valley Vineyards, 8800 Enchanted Way SE, Turner, Oregon 97392 and at any adjournments or postponements thereof, (the "Annual Meeting").

At the Annual Meeting, shareholders will be asked to (i) elect seven members of the Board of Directors, (ii) ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2004, and (iii) transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed Proxy Ballot (Enclosed), is first being mailed to the Company's shareholders on or about June 14, 2004.

Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on May 20th, 2004 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 3,056 beneficial holders of 4,486,278 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed Proxy Ballot is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the nominees for election to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2004. The Board of Directors does not know of any matters other than those described above that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to: Board Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392, or by attending the Annual Meeting and voting in person. In order to be effective, all revocations and later-filed proxies not delivered in person at the Annual Meeting must be delivered to the Company at the address listed above not later than 5:00 p.m. local time, on Saturday, July 17, 2004.
A shareholder who attends the meeting need not revoke a previously executed proxy and vote in person unless the shareholder wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS (PROPOSAL NO. 1) At the Annual Meeting, seven directors will be elected, each for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. There is no cumulative voting for election of directors. Directors are elected by a plurality of votes; therefore, the seven persons receiving the most votes, even if less than a majority of the votes cast, will be elected directors. Abstentions or failure to vote will have no effect on the election of directors, assuming the existence of a quorum.

Information regarding Nominees. The following table sets for the names of the Board of Directors nominees for election as a director, and each such person's age at March 31, 2004 and position with the Company.

Name                           Position(s) with the Companay        Age

James W. Bernau ***            Chairperson of the Board,
                               President and Director               50

James L. Ellis * ***           Secretary and Director               59

Thomas M. Brian                              	                    55

Delna L. Jones                 Director                             63

Lisa M. Matich                                                      42

Betty M. O'Brien*              Director                             60

Stan G. Turel * ** ***	       Director                             56


_______________________________
*Member of the Compensation Committee
**Member of the Audit Committee
***Member of the Executive Committee

All directors hold office until the next annual meeting of Shareholders or until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. Mr. Terry Emmert resigned from the Board in May of 2004. In order to expand the number of independent Board members, the Board voted to expand the Board and to appoint Ms. Matich in April of 2004 and Mr. Brian in June of 2004 to fill open positions.

Set forth below is additional information as to each nominee and executive officer of the Company.

James W. Bernau. Mr. Bernau has been President and Chairperson of the Board of Directors of the Company since its inception in May 1988. Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983, and he co-founded the Company in 1988 with Salem grape grower, Donald Voorhies. From 1981 to September 1989, Mr. Bernau was Director of the Oregon Chapter of the National Federation of Independent Businesses ("NFIB"), an association of 15,000 independent businesses in Oregon. Mr. Bernau has served as the President of the Oregon Winegrowers Association and the Treasurer of the association's Political Action Committee (PAC) and Chair of the Promotions Committee of the Oregon Wine Advisory Board, the State of Oregon's agency dedicated to the development of the industry. In March 2004, Mr. Bernau received the industry's Founder's Award for his service.

James L. Ellis. Mr. Ellis has served as a Director since July 1991 and Secretary since June 1997. Mr. Ellis has served as the Company's Director of Human Resources from January 1993, and Vice President /Corporate since 1998. From 1990 to 1992, Mr. Ellis was a partner in Kenneth L. Fisher, Ph.D. & Associates, a management-consulting firm. From 1980 to 1990, Mr. Ellis was Vice President and General Manager of R.A. Kevane & Associates, a Pacific Northwest personnel-consulting firm. From 1962 to 1979, Mr. Ellis was a member of and administrator for the Christian Brothers of California, owner of Mont
La Salle Vineyards and producer of Christian Brothers wines and brandy.

Thomas M. Brian. Mr. Brian was appointed to the Board of Directors in June of 2004. Mr. Brian has served as Chairman of the Washington County Board of Commissioners since 1999. Previously, he served for 10 years in the Oregon House of Representatives. While in the legislature, Mr. Brian was Chairman of the Revenue Committee and served on the Judicial and Ways and Means Committees. He also served 10 years as City Councilor and Mayor of Tigard, OR. Mr. Brian has successfully owned and operated a commercial/industrial real estate company for fifteen years.

Delna L. Jones. Ms. Jones has served as a Director since November 1994. Ms Jones resigned from the Board in December of 2002 having moved to Southern California and was reappointed by the Board in March of 2004 having returned to Oregon. Currently Ms. Jones is a consultant with CFM Consulting, Portland, Oregon. Ms. Jones was elected in 1998 and served as a County Commissioner for Washington County, Oregon from 1998 to 2000. Ms. Jones has served as project director for the CAPITAL Center, an education and business consortium from 1990 to 1998. From 1985 to 1990, Ms. Jones served as Director of Economic Development with US West Communications. Beginning in 1982, she was elected six times to the Oregon House as the State Representative for District 6. During her tenure, she served as the Assistant Majority Leader; she also chaired the Revenue and School Finance committee, and served on the Legislative Rules and Reorganization committee and the Business and Consumer Affairs committee.

Lisa M. Matich. Ms. Matich was appointed to the Board of Directors in April of 2004. She is the Director of Financial Analysis of PacifiCorp, a multi-state electric utility with over 1.5 million customers. Previously she was a Financial Consultant with SAIC 1996 to 2002, a Fortune 500 company and the nation's largest employee-owned research and engineering company. She was Chief Financial Officer of Egmont Electricity 1991-1996, a New Zealand electricity provider and public company. Ms. Matich also has a background in public accounting with both Price Waterhouse and Coopers & Lybrand. She is a CPA in the state of California (inactive status) and a member of the American Institute of Certified Public Accountants. Ms. Matich has a degree in Business Administration from the University of California, Berkeley.

Betty M. O'Brien. Ms. O'Brien has served as a Director since July 1991. Ms. O'Brien is a partner in Elton Vineyards, a commercial vineyard located in Eola
Hills in Yamhill County, Oregon.   Ms. O'Brien was the former Executive
Director of the Oregon Wine Board from 2001 to 2004. Ms. O'Brien was employed by Willamette University as its Director of News and Publications from 1988 to 2000. She is a member of the Oregon Winegrowers Association, having previously served as its President and Treasurer and as a director.

Stan G. Turel.  Mr. Turel has served as a Director since November of 1994.
Mr. Turel is president of Turel Enterprises, a real estate management company managing its own properties. Prior to his current activities, Mr. Turel was part owner and the CEO of Columbia Turel, Inc., (formerly Columbia Bookkeeping,
Inc.) a position he held from 1974 to 2001.   Prior to 2001, Columbia Turel,
Inc. had fifteen offices in Oregon and Washington, servicing 4,000 small business and 26,000 tax clients annually. In 2001, Columbia Turel, Inc. sold its offices to Fiducial, one of Europe's largest accounting firms. Mr. Turel is a licensed tax consultant, a member of the National Association of Public Accountants, a private pilot, and a former delegate to the White House Conference on Small Business

The Board of Directors met five times during 2002, the majority of Directors attended all meetings. One former director attended less than 75% of the meetings of the Board of Directors.

A majority of the Company's directors are independent as that term is used under applicable SEC and Nasdaq rules and regulations


Board of Directors Committees.

Nominating Committee

The Board of Directors currently acts as a nominating committee for selecting nominees for election as directors. The Board, acting as the Nominating Committee, has nominated seven persons for election to the Board to be voted upon at the Company's Annual Meeting in July 2004. During the year, the Board voted to expand the number of independent Board members, the Board acting as the Nominating Committee appointed Lisa Matich and Tom Brian to fill these positions. Nominations of candidates by shareholders of the Company to be considered by the Committee for membership on the Board of Directors may be submitted at any time, if such nominations are made pursuant to timely notice in writing to the Board Secretary. To be timely, notice must by delivered to, or mailed to and received at, Willamette Valley Vineyards, 8800 Enchanted Way SE, Turner Oregon 97392 not less than 60 days prior to date of the Annual Meeting

Compensation Committee

The Board of Directors also has appointed a Compensation Committee, which reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers the Company's 1992 Stock Incentive Plan. During the fiscal year ended December 31, 2003, the Compensation Committee held three meetings. The members of the Compensation Committee currently are Betty M. O'Brien, Chair, Stan Turel, and James Ellis.

Executive Committee

In 1997 the Board appointed an Executive Committee, members are: James Bernau, James Ellis, and Stan Turel. The Executive Committee held one meeting during 2003.

Audit Committee

The Board of Directors has appointed a standing Audit Committee that, during the year ended December 31, 2003, conducted one meeting. In 2003 the members of the Audit Committee were Stan G. Turel and Terry Emmert, Ms. Jones had resigned in late December of 2002 having moved to Southern California and was
reappointed to the Board in March of 2004 having returned to Oregon.   Mr.
Emmert resigned from the board in May of 2004. Mr. Turel was designated by the Board of Directors as the "audit committee financial expert" under SEC rules for that period. The Audit Committee reviews the scope of the independent annual audit, the independent accountant's letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary. The Board of Directors adopted a final version of the Audit Committee's Charter on May 25, 2004. The full charter is attached to this Proxy as Exhibit A. In order to increase the number of independent members of the Board and to increase the number of independent members on the Audit Committee, the Board voted to increase the number of Board members in March of 2004. Members of the Audit Committee at the time of adoption of the Charter on May 25th, 2004 were Lisa Matich, Chair and Financial Expert, Delna Jones and Stan Turel; all are independent under applicable SEC and Nasdaq rules.

DIRECTOR COMPENSATION

The members of the Company's Board of Directors do not receive cash compensation for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Under the Company's Stock Incentive Plan adopted by the shareholders in 1992 and further amended by the shareholders in 1996, beginning in 1997 an option to purchase 1,500 shares of Common Stock may granted to each Director for service on the Board during the year. The number of options that may be granted on an annual basis was increased to 4,000 per year when the 50-share grant per Director's meeting was discontinued for the year 2000 and beyond.

COMMUNICATION TO THE BOARD OF DIRECTORS

The Board of Directors welcomes and encourages shareholders to share their thoughts regarding the Company. Towards that end, the Board of Directors has adopted a policy whereby all communications should first be directed to the Company's Secretary. The Secretary will then distribute a copy of the communication to the Chairman of the Board, the Chairperson of the Audit Committee and the Company's outside counsel. Based on the input and decision of these persons, along with the entire Board of Directors if it is deemed necessary, the Company will respond to the communication. Shareholders should not communicate directly with any individual officer or director unless requested to do so.

CODE OF ETHICS

The Company adopted a code of ethics applicable to its chief executive officer, controller and other finance leaders, which is a "code of ethics" as defined by applicable rules of the Securities and Exchange Commission. A copy of the code of ethics is attached as Exhibit B to this Proxy. Amendments to the code of ethics or any grant of a waiver from a provision of the code of ethics requiring disclosure under applicable SEC rules, if any, will be disclosed on
our website at www.WilllametteValleyVineyards.com.   Any person may request a
copy of the code of ethics, at no cost, by writing to us at the following address:
Willamette Valley Vineyards, Inc.
8800 Enchanted Way SE
Turner, OR 97392
Attention: Corporate Secretary

MANAGEMENT / EXECUTIVE OFFICERS

Name	             Position                                Age
James W. Bernau	     President, Director and Chairperson
                     of the Board of Directors               50

Information concerning the principle occupation of Mr. Bernau is set forth under "Election of Directors".

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer, James W. Bernau (the "named executive officer") for the years ending December 31, 2001, 2002, and 2003.

              SUMMARY COMPENSATION TABLE

                               Annual Compensation
Name             Year   Salary ($)  Bonus ($)  Other Annual
                                              Compensation ($)
James W. Bernau  2001   95,357          -                -
                 2002   97,027          -                -
                 2003  120,318          -                -
                              Long Term Compensation
                                Awards          Payouts
Name             Year   Restricted  Securities   LTIP         All Other
                           Stock    Underlying  Payouts ($)  Compensations
                          Award(s)   Options/
                            ($)      SARs (#)

James W. Bernau  2001        -        82,000       -              -
                 2002        -       112,000       -              -
                 2003        -       112,000       -              -

Bernau Employment Agreement
The Company and Mr. Bernau are parties to an employment agreement dated
August 3, 1988 and amended in February 1997 and again amended in January of 1998. Under the amended agreement, Mr. Bernau is paid an annual salary of $90,000 with annual increases tied to increases in the consumer price index. Pursuant to the terms of the employment agreement, the Company must use its best efforts to provide Mr. Bernau with housing on the Company's property.
Mr. Bernau and his family currently live in a Company-owned house on the Company's property free of rent and must continue to reside there for the duration of his employment in order to provide additional security and lock-up services for late evening events at the winery and vineyard. The employment agreement provides that Mr. Bernau's employment may be terminated only for cause, which is defined as non-performance of his duties or conviction of a crime.


Stock Options
In order to reward performance and retain high-quality employees, the Company often grants stock options to its employees. The Company does not ordinarily directly issue shares of stock to its employees. Options are typically issued at a per share exercise price equal to the closing price as reported by NASDAQ at the time the option is granted. The options vest to the employee over time. Three months following termination of the employee's employment with the Company, any and all unexercised vested options terminate.

Option Exercises and Holdings
The following table provides information, with respect to the named executive officer, concerning exercised options during the last fiscal year and unexercised options held as of December 31, 2003.

			     Options exercised in the last fiscal year
Name					 Number		  Value
					Of shares		Realized(1)
James W. Bernau		  	  -0-		         -0-

			    Number of Securities Underlying
			     Unexercised Options at FY-End
                         Exercisable             Unexercisable

James W. Bernau	         75,000(1.65)
                          1,500(1.81)
                          1,500(1.50)
                          4,000(1.5625)
                         30,000(1.507)

				     Value of Unexercised
			     In-the-Money Options at FY-End(2)

                         Exercisable             Unexercisable

James W. Bernau		   35,250
                              465
                              930
                            2,230
                           18,390


(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2) Options are "in the money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 2003 ($2.12 per share based on the NASDAQ closing price for the Company's Common Stock on the NASDAQ Small Cap Market on that date), and the exercise price of the option, multiplied by the applicable number of options.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2003, 2002, 2001 and 2000, the Company purchased grapes from Elton Vineyards for $122,780, $120,589, $108,672 and $74,585 respectively. Betty M.
O'Brien, a Director of the Company, is a principal owner of Elton Vineyards.

On November 26, 2002, Mr. Bernau was granted 30,000 employee stock options for his personal guarantee of $1,000,000 of the Company's Line of Credit from GE Commercial Distribution Finance. The options, which were issued pursuant to the stock incentive plan and are, accounted for as non-compensatory employee stock options. The options are exercisable anytime through November 26, 2012, at an exercise price of $1.507 per share.

On June 1, 1992, the Company granted Mr. Bernau a warrant to purchase 15,000 shares of the Company's Common Stock as consideration for his personal guarantee of the Real Estate Loan and the Line of Credit from Farm Credit Services pursuant to which the Company borrowed $1.2 million. The warrant is exercisable anytime through June 1, 2012, at an exercise price of $3.42 per share.

On December 3, 1992, James W. Bernau borrowed $100,000 from the Company. The loan is secured by Mr. Bernau's stock in the Company, and is payable, together with interest at a rate of 7.35% per annum, on March 14, 2009. At December 31, 2003, the outstanding balance of the loan was $61,134 including accrued interest.

The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, and principal shareholders will be approved by a disinterested majority of the members appointed as a Affiliated Transactions Committee of the Company's Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 31, 2003, by (i) each person who beneficially owns more than 5% of the Company's Common Stock (ii) each Director of the Company (iii) each of the Company's named executive officers, and (iv) all directors and executive officers as a group.

Number of
Shares Beneficially Owned       Shares Outstanding Stock         Percent of

James W. Bernau     President/CEO, Chair of the Board
2545 Cloverdale Road                    1,071,160.5 (1)            23.9%
Turner, OR  97392

James L. Ellis      Secretary, Director
7850 S.E. King Road                        52,743   (2)             1.2%
Milwaukie, OR  97222

Terry W. Emmert        Director
11811 SE Highway 212                      281,200                   6.3%
Clackamas, OR 97015

Betty M. O'Brien    Director
22500 Ingram Lane NW                       13,950   (3)              **
Salem, OR  97304

Stan G. Turel       Director
604 SE 121 Street                         131,885   (4)             3.0%
Vancouver, WA  98683

All Directors, executive                1,550,939                  34.6%
officers and persons owning
5% or more as a group (6 persons)

**         Less than one percent.

(1) Includes 15,000 shares issuable upon the exercise of an outstanding warrant and 112,000 shares issuable upon exercise of options.

(2) Includes 47,643 shares issuable upon the exercise of options.

(3) Includes 8,500 shares issuable upon the exercise of options.

(4) Includes 8,500 shares issuable upon the exercise of options.


SECTION 16 REPORTS
Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file initial reports of ownership and report of changes in ownership with the Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to fiscal year 2003, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than ten percent (10%) of a registered class of the Company's equity securities have been complied with for fiscal 2003.

Compensation Committee Report
The Compensation Committee of the Board of Directors is tasked with administering the Company's 1992 Stock Incentive Plan. The Committee and the Board believe that equity-based compensation ensures that the Company's employees, directors and distributors have a continuing stake in the long-term success of the Company. All options granted by the Company are typically granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant and, accordingly, will only have value if the Company's stock price increases. All options have a vesting schedule and a term of ten years. During 2003 the Committee approved an incentive stock option for 20,000 shares and grants totaling 10,034 shares.

Equity Compensation Plan Information


       Number of securities to       Weighted-average       Number of securities
       be issued upon exercise       exercise price of      remaining available
       of outstanding options,       outstanding options,   for future issuance
       warrants and rights (a)       warrants and rights    under equity
                                     (b)                    compensation plans
                                                            (excluding
                                                            securities reflected
                                                            in column (a))(c)

Plan Category

Equity compensation
plans approved by
security holders     288,600                $1.69                611,400

Equity compensation
plans not approved
by security holders

Total                288,600                $1.69                611,400

Betty O'Brien, Chairperson, Compensation Committee 2003

Audit Committee Report
The general purpose of the Audit Committee is to assist the Board of Directors in the exercise of its fiduciary responsibility of providing oversight of the Company's financial statements and the financial reporting processes, internal accounting and financial controls, the annual independent audit of the Company's financial statements, and other aspects of the financial management of the Company. The Audit Committee is appointed by the Board of Directors All committee members must be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee. Audit Fees: The aggregate fees billed by PricewaterhouseCoopers for the audit of our annual financial statements and review of our quarterly financial statements included in our Form 10QSB assurance and related services reasonably related to the performance of the audit for the fiscal years ended March 31, 2003 and March 31, 2002, were $70,700 and $62,500, respectively.

Audit-Related Fees: PricewaterhouseCoopers did not bill us for any assurance and related work in fiscal year 2002 or 2003.

Tax Fees: PricewaterhouseCoopers did bill us for tax compliance, tax advice and tax planning in fiscal year 2002 and 2003 PricewaterhouseCoopers fees in connection with the 2002 federal and state tax returns, which were billed in 2003, were $8,075, or 11% of the aggregate fees billed for professional services by PricewaterhouseCoopers in 2003. PricewaterhouseCoopers in connection with the 2001 federal and state tax returns, which were billed in 2002, were $14,175, or 18% of the aggregate fees billed for professional services by PricewaterhouseCoopers in 2002.

Other Fees: PricewaterhouseCoopers did not bill us for any other products or services in fiscal year 2002 or 2003.

Pre-Approval Policies: It is the policy of the Company not to enter into any agreement for PricewaterhouseCoopers to provide any non-audit services to us unless (a) the agreement is approved in advance by the Audit Committee or (b)
(i) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount we pay to PricewaterhouseCoopers during the fiscal year in which such services are rendered, (ii) such services were not recognized by the Company as constituting non-audit services at the time of the engagement of the non-audit services and (iii) such services are promptly brought to the attention of the Audit Committee and prior to the completion of the audit were approved by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee will not approve any agreement in advance for non-audit services unless (x) the procedures and policies are detailed in advance as to such services, (y) the Audit Committee is informed of such services prior to commencement and (z) such policies and procedures do not constitute delegation of the Audit Committee's responsibilities to management under the Securities Exchange Act of 1934, as amended. To date, the Audit Committee has not established such policies and procedures because we do not intend to have our auditors provide any non-audit services in the foreseeable future. If our intentions change, the Audit Committee will adopt the appropriate pre-approval policies and procedures as outlined above.

Specific Audit Committee Actions Related to Review of the Company's Audited Financial Statements: In discharging its duties, the Audit Committee among other actions, has (i) reviewed and discussed the audited financial statements to be included in the company's Annual Report on Form 10-K for the twelve months ended December 31, 2003 with management, (ii) discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU380) related to such financial statements, (iii) received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountant the independent accountant's independence, and (iv) based on such reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the twelve months ended December 31, 2003.

Stan Turel, 2003 Audit Committee Chair

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

At the Annual Meeting seven directors will be elected, each for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. There is no cumulative voting for election of directors. Directors are elected by a plurality of votes; therefore, the seven persons receiving the most votes, even if less than a majority of the votes cast, will be elected directors. Abstentions or failure to vote will have no effect on the election of directors, assuming the existence of a quorum. The Board of Directors unanimously recommends a vote FOR this proposal.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL NO. 2)
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP to act as independent auditors for the Company for the year ending December 31, 2004 subject to ratification of such appointment by the Company's Board of Directors and the Company's shareholders. The Board ratified this appointment on May 25, 2004. PricewaterhouseCoopers, LLP was the Company's independent auditor for the fiscal year that ended December 31, 2003.

The proposal will be approved if assuming the existence of a quorum at least a majority of the shares of the Company's Common Stock cast on the proposal vote in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of the proposal. The proxies will be voted for or against the proposal, or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the ratification of PricewaterhouseCoopers. A representative of PricewaterhouseCoopers LLP has been invited to attend the Annual Meeting at his own expense and will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR this proposal. Assuming the existence of a quorum, the appointment of PricewaterhouseCoopers LLP will be ratified if approved by the holders of a majority of the shares present in person or by proxy.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2005 annual meeting of shareholders must be received by the Company not later than January 17, 2005, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal, which does not meet the requirements of the SEC in effect at the time.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2004 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities.

ADDITIONAL INFORMATION
A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2003 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-KSB with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-KSB by writing to James L Ellis, Secretary, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392. Or they may access a copy through links provided on the Company's web site: www.WillametteValleyVineyards.com. The information on the Company's website in not part of this Proxy Statement.

By Order of the Board of Directors
James W. Bernau
Chairperson of the Board
June 7th, 2004


Exhibit A
Willamette Valley Vineyards
AUDIT COMMITTEE
CHARTER

This Charter (the "Charter") of the Audit Committee (the "Committee") of Willamette Valley Vineyards, Inc. (the "Company") is adopted effective May 25, 2004 and replaces and restates in its entirety the Company's prior draft Committee charter.

Status
The Committee is a committee of the Board of Directors.

Membership
The Audit Committee shall consist of three or more directors, all of whom in the judgment of the Board of Directors shall be independent in accordance with the listing standards of the Nasdaq Stock Market ("Nasdaq"). Each member shall, in the judgment of the Board of Directors, have the ability to read and understand the Company's basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Audit Committee shall, in the judgment of the Board of Directors, be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with the Nasdaq listing standards.

The Board of Directors, upon the recommendation of its Nominating Committee, shall elect the chair and other members of the Committee on an annual basis, generally at the first meeting of the Board of Directors following the Company's annual meeting. The Board of Directors may, pursuant to the Company's Bylaws, remove a member of the Committee or replace the chairman, provided the Board of Directors must, at all times, assure that the Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Committee members.

Each Committee member shall have no other relationship to the Company that may interfere with the exercise of his or her independence from management and the Company, including the receipt from the Company of any compensation other than directors' fees and other compensation related to their service as a director. Committee members may not simultaneously serve as the chairman or on the audit committee of more than three public companies, including the Company, unless the Board of Directors determines that such simultaneous service does not impair the efficacy of Committee service. In addition, each prospective Committee member shall evaluate carefully the existing demands on his or her time before accepting appointment to the Committee.

As of the date hereof, the members of the Committee are as follows:
Stan Turel
Lisa Matich*
Delna Jones

*Member is an "audit committee financial expert," as that term is defined in
Item 401 of Regulation S-K promulgated by the SEC and she is "independent of management" as that term is defined in Item 7(d)(3)(iv) of Schedule 14A promulgated by the SEC.

The Chair of the Committee, or if not present, the senior independent director present shall preside at all meetings of the Committee and provide written minutes of such meetings to the Board of Directors. The Committee shall hold at least four meetings annually. A majority of the Committee members shall constitute a quorum. Each Committee member shall have one vote and actions at meetings may be approved by a majority of members present, assuming the existence of a quorum.

The Company shall provide the Committee with adequate staff support and resources to discharge its responsibilities. The Committee may engage independent legal counsel and other advisors as the Committee deems advisable to carry out its responsibilities. The Company shall provide full funding to engage the Company's independent public accountants as well as to retain independent counsel and other advisors for the Committee.

The Committee shall have full authority at its own discretion to (a) institute investigations of matters brought to its attention, with full access to all books, records, facilities and personnel of the Company, including standing authority to retain special counsel of experts and (b) to review all aspects of the Company's financial operations on a planned basis.

In fulfilling its responsibilities and discharging its duties, the Committee shall maintain free and open communication between the Committee, directors who are not members of the Committee, the Company's management, legal counsel and the independent auditors.

General Purpose
The Audit Committee shall assist the Board of Directors in the exercise of its fiduciary responsibility of providing oversight of (a) the integrity of the Company's financial statements and the financial reporting processes, internal accounting and financial controls, (b) the Company's compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence and (d) the performance of the Company's independent auditor. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Responsibilities and Duties
The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors. The financial management and the independent auditors of the Company have more time, knowledge and more detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

The specific duties of the Audit Committee include the following:
1. Select, retain (subject to approval by the Company's stockholders), and, when appropriate, terminate the engagement of the independent auditor and set the independent auditors' compensation;

2. Pre-approve all permitted non-audit services to be performed by the independent auditors and establish policies and procedures for the engagement of the independent auditors to provide permitted non-audit services;

3. Periodically discuss and review with the independent auditors' their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board, including whether the provision by the independent auditors of permitted non-audit services is compatible with independence and obtain and review a report from the independent auditors describing all relationships between the independent auditors and the Company;

4. Receive and review: (a) a report by the independent auditors describing the independent auditors' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reporst from the independent auditors;

5. Meet with management and the independent auditors prior to commencement of the annual audits to review and discuss the planned scope, the factors considered in planning the scope (including risk factors) and the objectives of the audit;

6. Meet with the independent auditors, with and without management present, after completion of the annual audit to review and discuss the results of the examinations of the independent auditors and appropriate analyses of the financial statements and to confirm that no limitations have been placed on the scope or nature of their audit process;

7. Review the recommendations of the independent auditors for improving internal accounting controls and management's responses thereto;

8. Review and discuss (a) the reports of the independent auditors, with and without management present, as to the state of the Company's financial reporting systems and procedures, the adequacy of internal accounting and financial controls, the integrity and competency of the financial and accounting staff, disclosure controls and procedures, other aspects of the financial management of the Company and (b) current accounting trends and developments, and (c) take suck action with respect thereto as may be deemed appropriate;

9. Review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Reports on Form 10-Q and discuss the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards;

10. Review and discuss with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K, including the judgment of the independent auditors about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;

11. Recommend to the Board of Directors, based upon the Committee's review, whether the financial statements should be included in the annual report on Form 10-K;

12. Review press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies and review such releases, information and guidance for compliance with regulations governing the use of non-Generally Accepted Accounting Principles financial measures and related disclosure requirements;

13. Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments that could materially impact the Company's contingent liabilities and risks;

14. Review (a) the status of compliance with laws, regulations, and internal procedures, including, without limitation, the Company's policies on ethical business practices; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the Committee and report on the same to the Board of Directors;

15. Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company's accounting, internal controls, auditing matters and compliance with the Company's ethical business policies;

16. Establish policies for the hiring of employees and former employees of the independent auditor;

17. Prepare a report of the Committee each year for inclusion in the Company's proxy statement in accordance with SEC rules;

18. Review and assess the adequacy of this Charter annually with the Board of Directors as a whole and report to the Board of Directors any proposed changes or significant matters as they occur during the year; and

19. Conduct such other duties and undertake such other tasks as may be appropriate to the overall purposes for the Committee and as may be assigned from time to time by the Board of Directors consistent with such purposes.


Exhibit B

Code of Ethics for CEO and Finance Leaders

In my financial leadership role with Willamette Valley Vineyards, Inc, I recognize that I hold an important and elevated role in corporate governance. I am charged with ensuring that stakeholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which I am expected to adhere.

To the best of my knowledge and ability, in executing my job responsibilities:
1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest.

2. I provide internal and external constituents with appropriate and objective information that is full, fair, accurate, timely and understandable.

3. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be compromised.

4. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. I will not use confidential information acquired in the course of my work for personal advantage.

5. I proactively promote ethical behavior as a responsible partner among others in my work environment. I understand my accountability for adhering to this code and my responsibility to report violations of this code to the Audit Committee or other appropriate officials in accordance with Willamette Valley Vineyard's Employee Handbook and Policies.

6. I exercise responsible stewardship over company assets and resources and maintain appropriate internal controls.


Annual Report to Shareholders

DESCRIPTION OF BUSINESS.

Willamette Valley Vineyards, Inc. (the "Company") was formed in May 1988 to produce and sell premium, super premium and ultra premium varietal wines (i.e., wine which sells at retail prices of $7 to $14, $14 to $20 and over $20 per 750 ml bottle, respectively). Willamette Valley Vineyards was originally established as a sole proprietorship by Oregon winegrower Jim Bernau in 1983. The Company's wines are made from grapes grown at its vineyard (the "Vineyard") and from grapes purchased from other nearby vineyards. The grapes are crushed, fermented and made into wine at the Company's winery (the "Winery") and the wines are sold principally under the Company's Willamette Valley Vineyards label. The Company's Vineyard and Winery are located on 75 acres of Company-owned land adjacent to Interstate 5, approximately two miles south of Salem, Oregon.

The Company owns 146 acres of vineyard land, fifty acres of planted vineyards-42 acres producing and 8 acres in development at the Turner site. In April 1997, the Company acquired 100 percent of the outstanding stock of Tualatin Vineyards, Inc. (TVI), adding 83 acres of producing vineyard, 60 additional plantable acres and an additional 20,000 cases of winemaking capacity. The purchase price paid by the Company to the Tualatin Vineyards' shareholders in exchange for their shares was $1,824,000 plus Tualatin Vineyards' current assets minus TVI's current and long-term liabilities as reflected in its balance sheet dated April 15, 1997. The Company paid 35 percent of the purchase price in the form of cash with the balance paid through the issuance of shares of the Company's common stock at an agreed price per share. The final purchase price was $1,988,601. In 1999, the Company purchased 33 acres of vineyard land adjoining Tualatin Estate for future plantings and used lot line adjustments to create three separate land parcels at Tualatin Estate.

In December 1999, the Company sold one parcel of three parcels offered for sale at its Tualatin Estate Vineyard. The Company entered into an agreement with the new owners to lease back the land for growing grapes for use in the Company's Estate bottling program. The final purchase price paid was $1,500,000 for the 80-acre parcel. The lease is for twenty years with three 5-year renewals at the Company's option. The Company continues to offer the two remaining properties and equipment on the same type of sale/leaseback arrangement. One parcel contains 75 acres priced at $725,000 and the last parcel, which contains the Tualatin Estate winery plus 115 acres, is priced at $1,605,000.

The Company also leases Belle Provenance Vineyards, formerly known as O'Connor Vineyards, on a ten-year contract adding an additional 59 producing acres. All of these vineyards are within the Willamette Valley Appellation.


Products
Under its Willamette Valley Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles:
Pinot noir, the brand's flagship and its largest selling varietal in 2002, from $15 to $60 per bottle; Chardonnay, from $14 to $25 per bottle; Pinot gris, $14 per bottle; Riesling and Oregon Blossom (blush blend), $9 per bottle, all bottle prices included herein are the suggested retail prices. The Company's mission for this brand is to become the premier producer of Pinot noir from the Pacific Northwest.

The Company currently produces and sells small quantities of Oregon's Nog (a seasonal holiday product), $10 per bottle, and Edelweiss, $9 per bottle, under a "Made in Oregon Cellars" label, all bottle prices are suggested retail prices.

Under its Tualatin Estate Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles:
Pinot noir, the brand's flagship, $28 per bottle; Chardonnay, $14 per bottle; Semi-Sparkling Muscat, $15 per bottle; Late Harvest Gewurztraminer, $20 per bottle; and Pinot blanc, $14 per bottle, all bottle prices are suggested retail prices. The Company's mission for this brand is to be among the highest quality estate producers of Burgundy and Alsatian varietals in Oregon.

In November 1998, the Company released a new label under the Griffin Creek brand name, which the Company owns. This represents a joint effort between the Company and Quail Run Vineyards to develop a new brand of wines from the Southern Oregon growing region. Currently, the Company has several varieties under this label: Merlot, the brand's flagship, $30 per bottle; Syrah, $35 per bottle; Cabernet Sauvignon, $35 per bottle; Cabernet Franc, $35 per bottle; The Griffin (a Bordeaux blend), $70 per bottle; Pinot gris, $18 per bottle; Viognier, $25 per bottle; and Pinot noir, $25 per bottle, all bottle prices are suggested retail prices. This brand's mission is to be the highest quality producer of Bordeaux and Rhone varietals in Oregon.


Market Overview
Wine Consumption Trends: Wine consumption in the United States declined from 1987 to 1994 due to increased consumer health concerns and a growing awareness of alcohol abuse. That decline was led by sharp reductions in the low-cost non-varietal ("jug") wine and wine cooler segments of the market, which, prior to 1987, were two of the fastest growing market segments. Beginning in 1994, per capita wine consumption began to rise. The Company estimates that premium; super premium and ultra premium wine consumption will experience a moderate increase over the next few years. Consumers have restricted their drinking of alcoholic beverages and view premium, super premium and ultra premium wines as a beverage of moderation. The Company believes this change in consumer preference from low quality, inexpensive wines to premium, super premium and ultra premium wines reflects, in part, a growing emphasis on health and nutrition as a principal element of the contemporary lifestyle as well as an increased awareness of the risks associated with alcohol abuse.

The Oregon Wine Industry.
Oregon is a relatively new wine-producing region in comparison to California and France. In 1966, there were only two commercial wineries licensed in Oregon. By contrast, in 2003, there were over 200 commercial wineries licensed in Oregon and over 13,400 acres of wine grape vineyards, 10,700 acres of which are currently producing. Total production of Oregon wines in 2003 is estimated to be approximately 1,379,162 cases. Oregon's entire 2003 production would have an estimated retail value of approximately $206.9 million, assuming a retail price of $150 per case, and a FOB value of approximately one-half of the retail value, or $103.5 million.

Because of climate, soil and other growing conditions, the Willamette Valley in western Oregon is ideally suited to growing superior quality Pinot noir, Chardonnay, Pinot gris and Riesling wine grapes. Some of Oregon's Pinot noir, Pinot gris and Chardonnay wines have developed outstanding reputations, winning numerous national and international awards.

Oregon wine producers enjoy certain cost advantages over their California and French competitors due to lower costs for grapes, vineyard land and winery sites. For example, the average cost of unplanted vineyard land in Napa County, California is approximately $40,000 per acre as compared to approximately $6,000 per acre in Oregon. In the Burgundy region of France, virtually no new vineyard land is available for planting.

Oregon does have certain disadvantages, however. As a new wine-producing region, Oregon's wines are relatively little known to consumers worldwide and the total wine production of Oregon wineries is small relative to California and French competitors. Greater worldwide label recognition and larger production levels give Oregon's competitors certain financial, marketing, distribution and unit cost advantages.

Furthermore, Oregon's Willamette Valley has an unpredictable rainfall pattern in early autumn. If significantly above-average rains occur just prior to the autumn grape harvest, the quality of harvested grapes is often materially diminished, thereby affecting that year's wine quality.

Finally, phylloxera, an aphid-like insect that feeds on the roots of grapevines, has been found in several commercial vineyards in Oregon. Contrary to the California experience, most Oregon phylloxera infestations have expanded very slowly and done only minimal damage. Nevertheless, phylloxera does constitute a significant risk to Oregon vineyards. Prior to the discovery of phylloxera in Oregon, all vine plantings in the Company's Vineyard were with non-resistant rootstock. As of December 31, 2003, the Company has not detected any phylloxera at its Turner site. Beginning with the Company's plantings in May 1992, only phylloxera-resistant rootstock was planted until 1997, when the previous management planted non-resistant rootstock on approximately 10 acres at the Tualatin Vineyard. In 1997, the Company purchased Tualatin Vineyards, which has phylloxera at its site. Since the third quarter of 1997, all plantings have been and all future planting will be on phylloxera resistant rootstock. The Company takes all necessary precautions to prevent the spread of phylloxera to its Turner site. Also phylloxera is active at the Belle Provenance Vineyard for which the Company has a 10-year lease. Any planting, training, and care of new plants at the Belle Provenance vineyard will not be at the expense of the Company, because under the terms of the lease, it would be the responsibility of the landowner.

In 1994, the largest development in the Oregon wine industry, King Estate Winery, was completed. The facility, which is located 22 miles southwest of Eugene, is approximately 100,000 square feet in size surrounded by a 180-acre vineyard. King Estate is focused on serving the national market. The Company views King Estate as a welcome addition to the Oregon wine industry and believes they could have the same positive effect on wine exports as St. Michelle Winery has had on the Washington wine industry. The most recent high-profile move in Oregon was the Benziger family's purchase of 65 acres, including
32 producing acres of vineyard, near Scholls. The Benziger family created the Glen Ellen wine brand in California, before selling it to Grand Metropolitan. Well-known California winemaker Tony Soter is making Oregon Pinot noir under the Etude label. The Company believes that further investments by other experienced wine producers will continue, ultimately benefiting the Company and the Oregon wine industry as a whole by bringing increased national and international recognition to the quality of Oregon wines.

As a result of these factors, subject to the risks and uncertainties identified above, the Company believes that long-term prospects for growth in the Oregon wine industry are excellent. The Company believes that over the next 20 years the Oregon wine industry will grow at a faster rate than the overall domestic wine industry, and that much of this growth will favor producers of premium, super premium and ultra premium wines such as the Company's.

Vineyard
The Property. The Company's estate vineyard at the Turner site currently has 50 acres planted and 40 acres producing which includes 17 acres of Pinot noir and 8 acres of Riesling grape vines planted in 1985, which were grafted to Pinot noir in 1999. The Company planted 8 acres of Pinot gris vines in May 1992 and 6 acres of Chardonnay vines in 1993. In 1996, the Company planted its remaining 11 acres in Chardonnay and Pinot gris. Grapevines do not bear commercial quantities until the third growing season and do not become fully productive until the fifth to eighth growing season. Vineyards generally remain productive for 30 to 100 years, depending on weather conditions, disease and other factors.

The Vineyard uses an elaborate trellis design known as the Geneva Double Curtain. The Company has incurred the additional expense of constructing this trellis because it doubles the number of canes upon which grape clusters grow and spreads these canes for additional solar exposure and air circulation. Research and practical applications of this trellis design indicate that it will increase production and improve grape quality over traditional designs.

Beginning in 1997, The Company embarked on a major effort to improve the quality of its flagship varietal by planting new Pinot noir clones that originated directly from the cool climate growing region of Burgundy rather than the previous source, Napa California where winemakers believe the variety adopted to the warmer climate over the many years it was grown there.

These new French clones are called "Dijon clones" after the University in Burgundy who assisted in their selection and shipment to a US government authorized quarantine site, and then seven years later to Oregon winegrowers. The most desirable of these new clones are numbered 113, 114, 115, 667 and 777. In addition to certain flavor advantages, these clones ripen up to two weeks earlier, allowing growers to pick before heavy autumn rains. Heavy rains can dilute concentrated fruit flavors and promote bunch rot and spoilage. These new Pinot noir clones were planted at the Tualatin Estate on disease resistant rootstock and the 667 and 777 clones have been grafted onto 8 acres of self rooted, non disease resistant vines at the Company's Estate Vineyard near Turner.

New clones of Chardonnay preceded Pinot noir into Oregon also arranged by the University of Dijon, which were planted at the Company's Estate Vineyard on disease resistant rootstock.

The purchase of Tualatin Vineyards, Inc. in April 1997 (including the subsequent sale-leaseback of a portion of the property in December
1999) added 83 acres of additional producing vineyards and approximately 60 acres of bare land for future plantings. In 1997, the Company planted 19 acres at the Tualatin site and planted another 41 acres in 1998, the majority being Pinot noir, which is the Company's flagship varietal. All of the new planting will be available to harvest in the next one to two years.

Also in 1997, the Company entered into a 10-year lease with O'Connor Vineyards, now known as Belle Provenance, (59 acres) located near
Salem to manage and obtain the supply of grapes from Belle Provenance
Vineyards.

In 1999, the Company purchased 33 acres of vineyard land adjoining Tualatin Estate for future plantings and used lot line adjustments to create three separate land parcels at Tualatin Estate.

The Company now controls 280 acres of vineyard land. At full production, these vineyards should enable the Company to grow approximately 50% of the grapes needed to meet the Winery's ultimate production capacity of 298,000 gallons (124,000 cases).

Grape Supply
In 2003, the Company's 40 acres of producing estate vineyard yielded approximately 119 tons of grapes for the Winery's thirteenth crush. Tualatin Vineyards produced 503 tons of grapes in 2003. Belle Provenance Vineyards produced 102 tons of grapes in 2003. In 2003, the Company purchased an additional 193 tons of grapes from other growers. The Winery's 2003 total wine production was 219,227 gallons (92,208 cases) from its 2001 and 2002 crushes. The Company expects to produce 141,713 gallons in 2004 (59,605 cases) from its 2002 crush. The Vineyard cannot and will not provide the sole supply of grapes for the Winery's near-term production requirements. The Company has also entered into grape purchase contracts with certain directors or their respective affiliates of the Company. See
"CERTAIN TRANSACTIONS."

The Company fulfills its remaining grape needs by purchasing grapes from other nearby vineyards at competitive prices. The Company believes high quality grapes will be available for purchase in sufficient quantity to meet the Company's requirements except in the Pinot noir varietal, where there is increasing demand. The grapes grown on the Company's vineyards establish a foundation of quality upon which the purchase of additional grapes is built. In addition, wine produced from grapes grown in the Company's own vineyards may be labeled as "Estate Bottled" wines. These wines traditionally sell at a premium over non-estate bottled wines.

Viticultural Conditions
Oregon's Willamette Valley is recognized as a premier location for growing certain varieties of high quality wine grapes, particularly Pinot noir, Chardonnay, Riesling and Pinot gris. The Company believes that the Vineyard's growing conditions, including its soil, elevation, slope, rainfall, evening marine breezes and solar orientation are among the most ideal conditions in the United States for growing certain varieties of high-quality wine grapes. The Vineyard's grape growing conditions compare favorably to those found in some of the famous Viticultural regions of France. Western Oregon's latitude (42o-46o North) and relationship to the eastern edge of a major ocean is very similar to certain centuries-old wine grape growing regions of France. These conditions are unduplicated anywhere else in the world except the great wine grape regions of Northern Europe.

The Vineyard's soil type is Jory/Nekia, a dark reddish-brown silky clay loam over basalt bedrock noted for being well drained, acidic, of adequate depth, retentive of appropriate levels of moisture and particularly suited to growing high quality wine grapes.

The Vineyard's elevation ranges from 533 feet to 700 feet above sea level with slopes from 2 percent to 30 percent (predominately 12-20 percent). The Vineyard's slope is oriented to the south, southwest and west. Average annual precipitation at the Vineyard is 41.3 inches; average annual air temperature is 52 to 54 degrees Fahrenheit, and the length of each year's frost-free season averages from 190 to 210 days. These conditions compare favorably with conditions found throughout the Willamette Valley viticultural region and other domestic and foreign viticultural regions, which produce high quality wine grapes.

In the Willamette Valley, permanent vineyard irrigation is not required. The average annual rainfall provides sufficient moisture to avoid the need to irrigate the Vineyard. However, if the need should arise, the Company's property contains one water well which can sustain sufficient volume to meet the needs of the Winery and to provide auxiliary water to the Vineyard for new plantings and unusual drought conditions.


Winery
Wine Production Facility. The Company's Winery and production facilities, built at an initial cost of approximately $1,500,000, were originally capable of producing up to 75,000 cases of wine per year, depending on the type of wine produced. In 1996 the Company invested an additional $750,000 to increase its capacity from 75,000 cases to its present capacity of 104,000 cases (250,000 gallons). It added one large press, six stainless steel fermenters, and handling equipment to increase its capacity to the new level. It also expanded the size of its crush pad to meet the needs of the additional tons of grapes crushed. In 2003, the Winery produced 219,227 gallons (92,208 cases) from its 2001 and 2002 crushes. The Winery is 12,784 square feet in size and contains areas for the processing, fermenting, aging and bottling of wine, as well as an underground wine cellar, a tasting room, a retail sales room and administrative offices. A 12,500 square foot outside production area was added for the crushing, pressing and fermentation of wine grapes. In 1993, a 4,000 square foot insulated storage facility with a capacity of 30,000 cases of wine was constructed at a cost of approximately $70,000. This facility was converted to barrel storage in 1998 in order to accommodate an additional 750 barrels for aging wines. This change increases the Company's barrel aging capacity at the Turner site. The production area is equipped with a settling tank and sprinkler system for disposing of wastewater from the production process in compliance with environmental regulations. The settling tank and sprinkler system were installed at a total cost of approximately $20,000.

In 1997, the Company constructed a 20,000 square foot storage building to store all of its bottled product at an approximate cost of $750,000. Previously, the Company rented a storage facility with an annual rental cost to the Company of $96,000.

With the purchase of Tualatin Vineyards, Inc., the Company added 20,000 square feet of additional production capacity. Although the Tualatin facility was constructed over twenty years ago, it adds 20,000 cases of wine production capacity to the Company, which the Company felt at the time of purchase was needed. To date, production and sales volumes have not expanded enough to necessitate the utilization of the Tualatin facilities. The Company decided to move current production to its Turner site to meet short-term production requirements. The capacity at Tualatin is available to the Company to meet any anticipated future production needs.

Hospitality Facility
In May 1995, the Company completed construction of a large tasting and hospitality facility of 19,470 square feet (the "Hospitality Center"). The first floor of the Hospitality Center includes retail sales space and a "great room" designed to accommodate approximately 400 persons for gatherings, meetings, weddings and large wine tastings. An observation tower and decking around the Hospitality Center enable visitors to enjoy the view of the Willamette Valley and the Company's Vineyard. The Hospitality Center is joined with the present Winery by an underground cellar tunnel. The facility includes a basement cellar of 10,150 square feet (including the 2,460 square foot underground cellar tunnel) to expand storage of the Company's wine in a proper environment. The cellar provides the Winery with ample space for storing up to 1,600 barrels of wine for aging.

Just outside the Hospitality Center, the Company has planned a landscaped park setting consisting of one acre of terraced lawn for outdoor events and five wooded acres for picnics and social gatherings. The area between the Winery and the Hospitality Center forms a 20,000 square foot quadrangle. As designed, a removable fabric top making it an all-weather outdoor facility to promote sale of the Company's wines through outdoor festivals and social events can cover the quadrangle. The Company utilizes this space to host numerous events, most notably the annual fundraiser for the Marion-Polk Food Share, "Chefs' Nite Out."

The Company believes the addition of the Hospitality Center and the park and quadrangle has made the Winery an attractive recreational and social destination for tourists and local residents, thereby enhancing the Company's ability to sell its wines.

Mortgages on Properties
The Company's winery facilities are subject to two mortgages with a principal balance of $2,777,779 at December 31, 2003 and $3,003,720 at December 31, 2002. The mortgages are payable in annual aggregate installments including interest of approximately $350,000 through 2012. After 2012, the Company's annual aggregate mortgage payment including interest will be approximately $75,000 until the year 2014. The mortgage on the Turner site had a principal balance of $2,140,159 on December 31, 2003. The mortgage on the Tualatin Valley property, issued in April 1997 to fund the acquisition of the property and development of its vineyard, had a principal balance of $637,620 on December 31, 2003.

Wine Production
The Company operates on the principle that winemaking is a natural but highly technical process requiring the attention and dedication of the winemaking staff. The Company's Winery is equipped with current technical innovations and uses modern laboratory equipment and computers to monitor the progress of each wine through all stages of the winemaking process.

Beginning with the Company's first vintage in 1989, the Company's annual grape harvest and wine production are as follows:

             Tons of
             Grapes      Production               Cases
Crush Year   Crushed        Year                 Produced

1989          203
1990          206           1990                  13,200
1991          340           1991                  13,400
1992          565           1992                  22,100
1993          633           1993                  38,237
1994          590           1994                  41,145
1995          885           1995                  40,411
1996         1290           1996                  53,693
1997         1426           1997                  91,793
1998         1109           1998                  77,064
1999         1383           1999                  81,068
2000         1223           2000                  98,936
2001         1859           2001                  85,554
2002         1091           2002                 110,063
2003          917           2003                  92,208

The quantity of grapes crushed in 1997 does not include 228 tons of grapes that were purchased and resold on the open market because the Company had contracted for more grapes than were needed. The Company was unable to sell 270 tons of grapes before crush; this tonnage converts to 44,000 gallons of bulk wine that the Company sold in 1998.


Sales and Distribution
Marketing Strategy. The Company markets and sells its wines through a combination of direct sales at the Winery, sales directly and indirectly through its shareholders, self-distribution to local restaurants and retail outlets in Oregon, directly through mailing lists, and through distributors and wine brokers who sell in specific targeted areas outside of the state of Oregon. As the Company has increased production volumes and achieved greater brand recognition, sales to other domestic markets have increased both in terms of absolute dollars and as a percentage of total Company sales.

Direct Sales. The Company's Winery is located adjacent to the state's major north-south freeway (Interstate 5), approximately
2 miles south of the state's third largest metropolitan area (Salem), and 50 miles in either direction from the state's first and second largest metropolitan areas (Portland and Eugene, respectively). The Company believes the Winery's unique location along Interstate 5 has resulted in a greater amount of wines sold at the Winery as compared to the Oregon industry standard. Direct sales from the Winery are an important distribution channel and an effective means of product promotion. To increase brand awareness, the Company offers educational Winery tours and product presentations by trained personnel.

The Company holds four major festivals and events at the Winery each year. In addition, open houses are held at the Winery during major holiday weekends such as Memorial Day, Independence Day, Labor Day and Thanksgiving, where barrel tastings and cellar tours are given. Numerous private parties, wedding receptions, political and other events are also held at the Winery. Finally, the Company participates in many wine and food festivals throughout Oregon. Each of these events results in direct sales of the Company's wines and promotion of its label to event attendees.

Direct sales are profitable because the Company is able to sell its wine directly to consumers at retail prices rather than to distributors or retailers at wholesale prices. Sales made directly to consumers at retail prices result in an increased profit margin equal to the difference between retail prices and distributor or wholesale prices, as the case may be. For 2003, direct sales make up approximately 22% of the Company's revenue.

Self-Distribution. The Company has established a self-distribution system to sell its wines to restaurant and retail accounts located in Oregon. Eighteen sales representatives who take wine orders and make deliveries on a commission-only basis, currently carry out the self-distribution program. Company provided trucks and delivery drivers support several of these sales representatives. The Company believes this program of self-representation and delivery has allowed its relatively new wines to gain a strong presence in the Oregon market with over 1,200 restaurant and retail accounts established as of December 31, 2003. The Company further believes that the location of its Winery along Interstate 5 facilitates self-distribution throughout the entire Willamette Valley, where approximately 70% of Oregon's population resides.

The Company has expended significant resources to establish its self-distribution system. The system initially focused on distribution in the Willamette Valley, but then expanded to the Oregon coast, and then into southern Oregon. For 2003, approximately 46% of the Company's net revenues were attributable to self-distribution.

Distributors and Wine Brokers. The Company uses both independent distributors and wine brokers primarily to market the Company's wines in specific targeted areas where self-distribution is not feasible. Only those distributors and wine brokers who have demonstrated knowledge of and a proven ability to market premium, super premium, and ultra premium wines are utilized.

Shareholders. As a public company, the Company has a unique marketing opportunity available to only a few of its competitors. The Company has approximately 3,091 shareholders of record, which represents approximately 5,000 wine consumers since family members hold many shares jointly. The Company's shareholders, as a group, purchase a significant portion of the Company's cork-finished wines directly from the Winery.

Tourists. Oregon wineries are experiencing an increase in on-site visits by consumers. In California, visiting wineries is a very popular leisure time activity. Napa Valley is one of California's largest tourist attractions with over 3.4 million visitors in 2001. Wineries in Washington are also experiencing strong interest from tourists. Chateau Ste. Michelle, located near Woodinville, Washington, attracts approximately 200,000 visitors per year.

The Winery is located less than one mile from The Enchanted Forest, a gingerbread village/forest theme park that, in 2002, was Oregon's twentieth most visited tourist attraction. The Enchanted Forest, which operates from March 15 to September 30 each year, attracts approximately 130,000 paying visitors per year. Adjacent to the Enchanted Forest is the Thrillville Amusement Park and the Forest Glen Recreational Vehicle Park, which contains approximately 110 overnight recreational vehicle sites. Many of the visitors to the Enchanted Forest and RV Park visit the Winery. More importantly, the Company believes its convenient location, adjacent to Interstate 5, enables the Winery to attract a significant number of visitors.

Competition
The wine industry is highly competitive. In a broad sense, wines may be considered to compete with all alcoholic and nonalcoholic beverages. Within the wine industry, the Company believes that its principal competitors include wineries in Oregon, California and Washington, which, like the Company, produce premium, super premium, and ultra premium wines. Wine production in the United States is dominated by large California wineries that have significantly greater financial, production, distribution and marketing resources than the Company. Currently, no Oregon winery dominates the Oregon wine market. Several Oregon wineries, however, are older and better established and have greater label recognition than the Company.

The Company believes that the principal competitive factors in the premium, super premium, and ultra premium segment of the wine industry are product quality, price, label recognition, and product supply. The Company believes it competes favorably with respect to each of these factors. The Company has received Excellent to Recommended reviews in tastings of its wines and believes its prices are competitive with other Oregon wineries. Larger scale production is necessary to satisfy retailers' and restaurants' demand and the Company believes that its current level of production is adequate to meet that demand for the foreseeable future. Furthermore, the Company believes that its ultimate forecasted production level of 298,000 gallons (124,000 cases) per year will give it significant competitive advantages over most Oregon wineries in areas such as marketing, distribution arrangements, grape purchasing, and access to financing. The current production level of most Oregon wineries is generally much smaller than the projected production level of the Company's Winery. With respect to label recognition, the Company believes that its unique structure as a consumer-owned company will give it a significant advantage in gaining market share in Oregon as well as penetrating other wine markets.


Governmental Regulation of the Wine Industry
The production and sale of wine is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms and the Oregon Liquor Control Commission. The Company is licensed by and meets the bonding requirements of each of these governmental agencies. Sale of the Company's wine is subject to federal alcohol tax; payable at the time wine is removed from the bonded area of the Winery for shipment to customers or for sale in its tasting room. The current federal alcohol tax rate is $1.07 per gallon; however, wineries that produce not more than 250,000 gallons during the calendar year are allowed a graduated tax credit of up to $0.90 per gallon on the first 100,000 gallons of wine (other than sparkling wines) removed from the bonded area during that year. The Company also pays the state of Oregon an excise tax of $0.67 per gallon on all wine sold in Oregon. In addition, all states in which the Company's wines are sold impose varying excise taxes on the sale of alcoholic beverages. As an agricultural processor, the Company is also regulated by the Oregon Department of Agriculture and, as a producer of wastewater, by the Oregon Department of Environmental Quality. The Company has secured all necessary permits to operate its business. The Company estimates that its costs of compliance with federal and state environmental laws is $3,000 per year.

Prompted by growing government budget shortfalls and public reaction against alcohol abuse, Congress and many state legislatures are considering various proposals to impose additional excise taxes on the production and sale of alcoholic beverages, including table wines. Some of the excise tax rates being considered are substantial. The ultimate effects of such legislation, if passed, cannot be assessed accurately since the proposals are still in the discussion stage. Any increase in the taxes imposed on table wines can be expected to have a potentially adverse impact on overall sales of such products. However, the impact may not be proportionate to that experienced by producers of other alcoholic beverages and may not be the same in every state. Recently, there have been national efforts to reduce the legal blood alcohol level to .08 to combat driving under the influence. The Company believes that if such legislation is passed, it may discourage wine consumption in restaurants. Although the .08 rule is in effect in Oregon, the Company's principal sales territory, it has not yet affected local restaurant sales although it is possible that it will on a national level.


Employees
As of December 31, 2003 the Company had 49 full-time employees and 31 part-time employees. In addition, the Company hires additional employees for seasonal work as required. The Company's employees are not represented by any collective bargaining unit. The Company continues to believe it maintains positive relations with its employees.

Additional Information
The Company files quarterly and annual reports with the Securities and Exchange Commission. The public may read and copy any material that the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. As the Company is an electronic filer, filings may be obtained via the SEC website at (www.sec.gov.). Also visit the Company's website (www.wvv.com) for links to stock position and pricing.


There are no material legal proceedings pending to which the Company is a party or to which any of its property is subject, and the Company's management does not know of any such action being contemplated.

Company Strategy
The Company, one of the largest wineries in Oregon, believes its success is dependent upon its ability to: (1) grow and purchase high quality vinifera wine grapes; (2) vinify the grapes into premium, super premium and ultra premium wine; (3) achieve significant brand recognition for its wines, first in Oregon and then nationally and internationally; and (4) effectively distribute and sell its products nationally. The Company's goal is to continue as one of Oregon's largest wineries, and establish a reputation for producing some of Oregon's finest, most sought after wines.

Based upon several highly regarded surveys of the US wine industry, the Company believes that successful wineries exhibit the following four key attributes: (i) focus on production of high-quality premium, super premium and ultra premium varietal wines; (ii) achieve brand positioning that supports high bottle prices for its high quality wines; (iii) build brand recognition by emphasizing restaurant sales; and (iv) development of the strong marketing advantages (such as a highly visible winery location and successful self-distribution).

The Company has designed its strategy to address each of these attributes.

To successfully execute this strategy, the Company has assembled a team of accomplished winemaking professionals, and has constructed and equipped a 22,934 square foot state-of-the-art Winery and a 12,500 square foot outdoor production area for the crushing, pressing and fermentation of wine grapes.

The Company's marketing and selling strategy is to sell its premium, super premium and ultra premium cork finished wine through a combination of (i) direct sales at the Winery, (ii) self-distribution to local and regional restaurants and retail outlets, and (iii) sales through independent distributors and wine brokers who market the Company's wine in specific targeted areas where self-distribution is not economically feasible.

The Company believes the location of its Winery next to Interstate 5, Oregon's major north-south freeway, significantly increases direct sales to consumers and facilitates self-distribution of the Company's products. The Company believes this location provides high visibility for the Winery to passing motorists, thus enhancing recognition of the Company's products in retail outlets and restaurants. The Company's Hospitality Center has further increased the Company's direct sales and enhanced public recognition of its wines.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company's Common Stock is traded on the NASDAQ Small Cap Market under the symbol "WVVI." As of December 31, 2003, there were 3,091 stockholders of record of the Common Stock.

The table below sets forth for the quarters indicated the high and low bids for the Company's Common Stock as reported on the NASDAQ
Small Cap Market. The Company's Common Stock began trading publicly on September 13, 1994.

Quarter Ended

           3/31/03       6/30/03       9/30/03         12/31/03
High        $1.74          $1.53         $2.05           $2.30
Low         $1.26          $1.08         $1.18           $1.64

Quarter Ended

           3/31/02       6/30/02       9/30/02         12/31/02
High        $1.94          $1.84         $1.60           $1.77
Low         $1.51          $1.10         $1.18           $1.00

The Company has not paid any dividends on the Common Stock, and it is not anticipated that the Company will pay any dividends in the foreseeable future. The Company intends to use its earnings to grow the distribution of its brands, improve quality and reduce debt. The Management does not intend to use earnings to pay dividends and if it chooses to recommend to the Board it approve such an action, management would first seek approval of it lender providing the credit facility.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Forward Looking Statement
This Management's discussion and Analysis of Financial Condition and Results of Operation and other sections of this Form 10KSB contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, for example, statements regarding general market trends, predictions regarding growth and other future trends in the Oregon wine industry, expected availability of adequate grape supplies, expected positive impact of the Company's Hospitality
Center on direct sales effort, expected positive impacts on future operating results from restructuring efforts, expected increases in future sales, expected improvements in gross margin. These forward-looking statements involve risks and uncertainties that are based on current expectations, estimates and projections about the Company's business, and beliefs and assumptions made by management. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions, and other risks detailed below as well as those discussed elsewhere in this Form 10KSB and from time to time in the Company's Securities and Exchange Commission filing and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Management's Discussion and Analysis of Financial Condition and Results of Operations discusses Willamette Valley Vineyards' consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. As such, management is required to make certain estimates, judgments and assumptions that are believed to be reasonable based upon the information available. On an on-going basis, management evaluates its estimates and judgments, including those related to product returns, bad debts, inventories, investments, income taxes, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company's principal sources of revenue are derived from sales and distribution of wine. Revenue is recognized from wine sales at the time of shipment and passage of title. Our payment arrangements with customers provide primarily 30 day terms and, to a limited extent, 60, 90 or 120 day terms. Shipping and handling costs are included in general and administrative expenses.

The Company values inventories at the lower of actual cost to produce the inventory or market value. We regularly review inventory quantities on hand and adjust our production requirements for the next twelve months based on estimated forecasts of product demand.
A significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. In the future, if our inventory cost is determined to be greater than the net realizable value of the inventory upon sale, we would be required to recognize such excess costs in our cost of goods sold at the time of such determination. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the ultimate selling price and, therefore, the carrying value of our inventory and our reported operating results.

We capitalize internal vineyard development costs subsequent to the developing vineyard land becoming fully productive. These costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. Amortization of such costs as annual crop costs is done on a straight-line basis for the estimated economic useful life of the vineyard, which is estimated to be 30 years. The Company regularly evaluates the recoverability of capitalized costs. Amortization of vineyard development costs are included in capitalized crop costs that in turn are included in inventory costs and ultimately become a component of cost of goods sold.

The Company pays depletion allowances to the Company's distributors based on their sales to their customers. The Company sets these allowances on a monthly basis, and the Company's distributors bill them back on a monthly basis. All depletion expenses associated with a given month are expensed in that month as a reduction of revenues. The Company also pays a sample allowance to the Company's distributors in the form of a 1.5% discount applied to invoices for product sold to the Company's distributors. The expenses for samples are expensed at the time of sale in the selling, general and administrative expense. The Company's distributors use the allowance to sample product to prospective customers.

Amounts paid by customers to the Company for shipping and handling expenses are included in the net revenue. Expenses incurred for shipping and handling charges are included in selling, general and administrative expense. The Company's gross margins may not be comparable to other companies in the same industry as other companies may include shipping and handling expenses as a cost of goods sold.

In connection with its ongoing transition to a national network of affiliated distributors, the Company has entered into an agreement with fourteen affiliated distributors under which the Company's products are distributed in certain states. As part of that agreement, the distributors paid the company $1,500,000 for a base amount of bottled wine to be retained by the Company, which was not recorded as a sale. The Company recorded a Distributor Obligation liability to recognize the future obligation of the Company to deliver the wine to the distributors, and recorded the wine as an asset at cost. The Company will hold the base amount of $1,500,000 of wine until 2006, when the balance will be depleted on a straight-line basis until 2010. Also as part of that agreement, the Company has agreed to pay the distributors incentive compensation if certain sales goals are met over the next five years. The incentive compensation will be paid only in the event of a transaction in excess of $12 million in value in which either the Company sells all or substantially all of its assets or a merger, sale of stock, or other similar transaction occurs, the result of which is that the Company's current shareholders do not own at least a majority of the outstanding shares of capital stock of the surviving entity. Assuming the $12 million threshold is met and the distributors meet certain sales goals, the distributors will be entitled to incentive compensation equal to 20% of the total proceeds from the sale or transaction and up to 17.5% of the difference between the transaction value and approximately $8.5 million.

OVERVIEW

RESULTS OF OPERATIONS
The Company's net income in the first three Quarters of 2003 is primarily a result of increased margins from the sale of wines that have lower production costs. Since Management reduced production volumes due to higher inventories, per unit costs are increasing, reducing gross margins and net income per case in the final quarter of 2003. Production costs were reduced in 2003 and are expected to decline over the next several years due to new lower cost winegrape contracts. Per unit costs will not decline until bottled inventory is reduced and wine production returns to current sales levels.

Annual operating performance was affected significantly by Fourth Quarter events. A large portion of the higher expenses was the result of planned investment by the Company. Management took advantage of the stronger net profits and recent federal business tax incentives by making substantial repairs to the winery buildings and equipment, adding delivery vehicles to its Wholesale Department, a warehouse office, new network servers, group software, accounting software upgrades permitting wholesale sales orders to be entered contemporaneously with remote handheld devices, a new Retail Point of Sale system and new computers for the Retail Key Customer Service Representatives for recording sales and customer information.

Management chose the Fourth Quarter to expand the sales and delivery infrastructure of its Oregon Wholesale Department named Bacchus Fine Wines. The Company is increasing its representation of brands other than its own through its Oregon sales force. The Company expects to increase its inventories of these wines, which will place additional demands on the use of cash. The Company is protecting the loyalty and focus of its sales force by limiting representation of only Oregon brands the Company owns and out-of-state brands which fill other product needs of retail licensees the Company does not produce. The Company is engaging in this strategy to provide more value to its retail licensees, improve sales management and representation and increase profits.

Although the Bacchus Fine Wines department experienced record growth of 42% in the Fourth Quarter, net results declined from the same period in the prior year due to this expansion. This department finished the year contributing the most increase in net operating results as compared to other departments. Bacchus gross margins were expected to decline and are expected to continue to decline as sales of wines purchased from other suppliers and resold to retail accounts at lower margins increase.

During the first part of 2003, many of the lower cost 2001 Willamette Valley Vineyards vintage wines were sold and replaced later in the year by new higher cost vintages reducing gross margins, particularly in the Retail Department. Combined with unplanned and substantially higher expenses, Retail posted its weakest financial performance in the Fourth Quarter in some time. Management has identified the causes of the higher sample use, higher sales commissions and inventory losses and has taken corrective action. Prior to the Fourth Quarter, Retail outperformed the prior year.

Out-of-state sales to distributors grew in the Fourth Quarter by 30%. This sales growth more than offset the higher cost of goods. The CEO continued in 2003 the extensive travel schedule making sales presentations to distributor staffs and their retail customers. The Company increased its role in the industry's Oregon Pinot Camp and conducted a national sales contest for selected distributor sales staffs that resulted in a trip to Oregon. Among the winners was top performer Premier Beverage of Florida increasing sales 93% earning nine places on the trip.

During 2003 Company officials discovered a significant loss of wine inventory in the control of a now former sales representative of approximately $100,000 at wholesale prices. This inventory was WVV wines and was not a result of the new distribution enterprise, Bacchus Fine Wines. The Company filed an insurance claim, which was accepted, paid and is recorded under Other Income.

Management has strengthened inventory controls in the wake of this significant loss of wine inventory. Sales representative handling of inventory is physically inspected at random and all samples reviewed by the General Sales Manager. Tasting Room daily sales and sampling are reconciled against daily deliveries from the warehouse. Management is implementing a system where all inventory movements in and out of the warehouse are to be recorded in the Company's accounting system contemporaneously with the movement.

Management is planning to reduce wine inventories and its accompanying credit line requirements by reducing the 2004 and 2005 crush volumes from historic highs and focus its production operations by reducing the number of products to those that most contribute to the reputation of its core brand and product, Willamette Valley Vineyards vintage Pinot noir and the Company's earnings and sales growth.

Wine Quality
The Company's wine ratings are among the highest given to Oregon produced wines. By focusing on expanding vineyard plantings at Tualatin Estate over the last several years, the Company has greatly enhanced control over producing high quality fruit in that unique microclimate.

Plantings of the new French Pinot noir clones (113, 114, 115, 667
& 777) on selected resistant rootstock have accelerated ripening and improved flavor attributes. The Company now has 55 acres of young, closely spaced Pinot noir vines, including these new clones on computer controlled drip irrigation at the Forest Grove vineyard, and 8 acres of 667 & 777 clones on self-rooted, grafted vines at the Turner vineyard. The management believes this investment will begin to be realized as these vines mature and their fruit find there way into the market through the distribution of Willamette Valley Vineyards Pinot noir. The Tualatin Estate Pinot noir is made from a small, designated block of 25-year-old Pommard clone vines and a designated block in the new French clone planting.

As noted below, the following publications review wines according to the testing procedures described.

WINE SPECTATOR
The Wine Spectator is one of the most popular magazines for wine connoisseurs. It is a monthly magazine with thorough reports on wineries, restaurants and travel, along with a highly reputable wine rating system. The wine writers are among the most experienced and knowledgeable and their goals are to cover every aspect of wine, from buying to tasting, with descriptions of different varietals and wine-growing regions.
Their wine rating system is as follows:
95-100: Classic
90-94: Outstanding
85-89: Very good
80-84: Good
70-79: Average
Below 70: Below Average

WINE ENTHUSIAST
As the fastest growing wine publication in the world today, Wine Enthusiast's mission is to promote the wine "lifestyle" and to educate its readers on how to buy, taste, and appreciate wine. It is also a catalog, which sells anything related to wine, from cellars to cork screws. They provide and in-depth wine descriptions and a reputable rating scale. Within their rating system, they note their "Best Buys", which incorporates both price and taste, to ensure the best value. Both wine novices and experience connoisseurs enjoy and respect this monthly publication.
Rating system:
96-100: Classic, Highest Recommendation
90-95: Superb, Highly Recommended
85-89: Very good, Recommended
There are over 100,000 paid subscriptions to Wine Enthusiast today.

BEVERAGE TESTING INSTITUTE
This is a journal strictly for wine ratings. They have a very technical rating system and numerous tasters are involved in one score. First they start with a 4-point scale:
1) <80: Not recommended (self-explanatory)
2) 80-84: Recommended (sound, commercial)
3) 85-89: Highly recommended (very good)
4) 90+: Potentially outstanding

All wines given a 4 are reviewed again and rated on the following scale:
88-89: Very good, but not outstanding
90-92: Excellent, a wine of distinction
93-95: Outstanding, short of world class
96-100: World-class, unparalleled

The ratings are designed to depict the general quality of the wines, considering color, ageability, and intensity. All tastings are blind and the reviews are published bimonthly.

THE VINE
The Vine is the world's leading independent wine magazine. Written out of London, England, author Clive Coates was a wine executive for 20 years before becoming an author and winning awards including Wine Writer of the Year. He as written for nearly all major wine publications and wine books, which are considered "classics". The Vine concentrates on fine wines only and is written from personal tasting experience. Coates focuses on many aspects of wine, such as when to buy and consume, and tasting comparisons. He rates wines from 1 to 20, 20 being a perfect score:
14 - Average
15 - Good
16 - Very Good
17.5 - A fine one
18 and up - Grande Annee

Please note the following list of some of the Company's wines that are currently in distribution:

Willamette Valley Vineyards

Red Wines
1998 Signature Cuvee Pinot Noir           93 points, Top 100 -
                                             Wine Enthusiast

1999 Signature Cuvee Pinot Noir           91 points, Cellar Selection -
                                             Wine Enthusiast

1998 Estate Vineyard Pinot Noir           89 points - Wine Spectator

1999 Estate Vineyard Pinot Noir           92 points - Beverage Tasting
                                             Institute
                                          Top 10 out of 76 rated
                                             Oregon Pinots - The Vine

1998 O'Connor Vineyard Pinot Noir         91 points - Wine Enthusiast

1998 Freedom Hill Vineyard Pinot Noir     91 points - Wine Enthusiast

2000 Freedom Hill Vineyard Pinot Noir     89 points - Wine Spectator

1998 Karina Vineyard Pinot Noir           90 points - Wine Spectator

1999 Karina Vineyard Pinot Noir           90 points - Wine Enthusiast

1998 Hoodview Vineyard Pinot Noir         90 points - Wine Spectator
                                          Top 3 out of 83 rated Oregon
                                             Pinots - The Vine

1999 Hoodview Vineyard Pinot Noir         90 points - Wine Spectator

1999 Founders' Reserve Pinot Noir         90 points - Wine Spectator

2000 Pinot Noir                           Top 25 under $25 - Bon
                                             Appetit

2001 Whole Cluster Pinot Noir             87 points & Best Buy - Wine
                                             Enthusiast
White Wines
1998 Estate Vineyard Chardonnay           90 points - Wine Spectator

2000 Chardonnay                           88 points/Best Buy - Wine
                                             Enthusiast

2000 Founders' Reserve Pinot Gris         88 points - Wine Enthusiast

2001 Pinot Gris                           87 points - Wine Spectator

2002 Pinot Gris                           89 points/Best Buy - Wine
                                             Enthusiast

2002 Gewurztraminer                       88 points/Best Buy - Wine
                                             Enthusiast

2002 Riesling                             88 points - Wine Enthusiast

2002 Founders' Reserve Sauvignon Blanc    90 points - Wine Enthusiast


Tualatin Estate Vineyards

Red Wines
1999 Pinot Noir                           88 points - Wine Enthusiast
                                          Top 10 out of 76 rated
                                             Oregon Pinots - The Vine
White Wines
1999 Late Harvest Gewurztraminer          91 points - Wine Spectator

2000 Late Harvest Gewurztraminer          88 points - Wine Spectator

1999 Pinot Blanc                          88 points, Best Buy - Wine
                                             Enthusiast

1998 Chardonnay                           87 points - Wine Spectator


Griffin Creek

Red Wines
1996 Merlot                               91 points - Wine Spectator

1997 Merlot                               91 points - Beverage Tasting
                                             Institute

1998 Merlot                               89 points - Wine Spectator

1999 Merlot                               90 points - Wine Spectator

1999 Cabernet Sauvignon                   89 points - Wine Spectator

1999 Cabernet Franc                       88 points - Wine Enthusiast

2000 Syrah                                90 points - Wine Spectator

1999 Pinot Noir                           88 points - Wine Spectator


Sales
Finished wine revenues increased 20% in 2003 from the previous year. Unit sales increased 22% from the previous year. Case sales from the Winery increased from 73,854 in 2002 to 90,294 in 2003 for product manufactured by the Company. The Company also experienced an increase of 163% in unit sales for products other than its own through Bacchus Fine Wines, from 1,066 in 2002 to 5,233 in 2003. The Company's distributors experienced a collective increase of 15% in sales of Company products to their retail customers in 2003. This helped the distributors sell through the substantial volume of wines they acquired in 2001, reducing the amount of wines held in their inventory to be sold in 2004.

Wine Inventory
The Company has a substantial inventory of '99, '00, '01 and '02 vintage super premium, and ultra premium wines like Vintage Pinot noir, Single Vineyard Designated Pinot noirs, and Griffin Creek Bordeaux and Rhone varietals. Total finished wine inventory increased to 137,399 cases in 2003 from 133,369 the previous year due to the building of inventory items not released until later years, and the purchasing of other brand's product for resale by Bacchus Fine Wines. There are many factors that will affect the Company's successful marketing of these wines, including whether the wines maintain their quality through the time they are sold and consumed, whether consumers will continue to enjoy these varieties and to be willing to pay higher prices for these wines, whether increased supply of these types of wines from the Company and other sources will put downward pressure on prices, as well as other factors, many of which management cannot control. In addition, factors that affect the Company's ability to operate profitably and implement the sales and marketing strategy may affect the successful marketing of these wines. Management believes if these factors are successfully addressed, the Company can profitably market these wines.

Seasonal and Quarterly Results
The Company has historically experienced and expects to continue experiencing seasonal fluctuations in its revenues and net income. In the past, the Company has reported a net loss during its first quarter and expects this trend to continue in future first quarters, including the first quarter of 2004. Sales volumes increase progressively beginning in the second quarter through the fourth quarter because of consumer buying habits.

The following table sets forth certain information regarding the Company's revenues, excluding excise taxes, from Winery operations for each of the last eight fiscal quarters:

              Fiscal 2003 Quarter Ended  Fiscal 2002 Quarter Ended
                     (in thousands)          (in thousands)
                3/31  6/30  9/30  12/31  3/31  6/30  9/30  12/31
Tasting room and
retail sales    $296  $351  $446   $485  $340  $383  $411   $432
On-site and off-site
festivals         43    22    21     22    46    33    46     19
In-state sales   591   756   915  1,292   564   613   668    934
Bulk/Grape sales 155     9    70     26     -    28     -      2
Out-of-state
sales            447   481   535    679   344   355   439    523
Total winery
revenues       1,532 1,619 1,987  2,504 1,294 1,412 1,564  1,910


Period-to-Period Comparisons

Revenue. The following table sets forth, for the periods indicated, select revenue data from Company operations:

Year Ended December 31
(in thousands)
                                    2003        2002        2001
Tasting room and retail sales     $1,578      $1,566      $1,409
On-site and off-site festivals       108         144         206
In-state sales                     3,554       2,779       2,802
Bulk /Grape Sales                    260          30         353
Out-of-state sales                 2,142       1,661       2,461
Revenues from winery operations   $7,642      $6,180      $7,231

Less Excise Taxes                    340         191         200

Net  Revenue                      $7,302      $5,989      $7,031

2003 Compared to 2002.

Tasting room sales for the year ended December 31, 2003 increased 1% to $1,577,622 from $1,566,349 for the same period in 2002. This was primarily due to telephone and mail order sales for the year ended December 31, 2003 increasing 12% to $444,714 from $398,360 for the same period in 2002. The focus on telephone, mail order and retail sales will continue with the goal of expanding the customer base and continuing the trend of increasing revenue generation by the retail department. The Company experienced a decrease in revenue during 2003 in on-site and off-site festivals revenue of $107,666 over $143,887 in the same period in 2002. This decrease is due primarily to the continuing focus away from on-site and off-site events, and towards telephone, mail order and retail sales.

In prior periods, direct sales from the winery to independent distributors in the state of Oregon were included in out-of-state sales category. Beginning in the quarter ended June 30, 2003, these sales are accounted for in the in-state sales category. For the year ended December 31, 2003, these sales increased 124% to $367,857 from $164,317 over the same period of 2002. The higher sales are a result of increased sales focus on these distributors by the new Bacchus management.

Wholesale sales in the state of Oregon for the year ended December 31,
 2003, through the Company's independent sales force and through direct sales from the winery, increased 28% to $3,554,499 from $2,779,335 for the same period in 2002. Large chain retailers dominate Oregon's retail wine environment. For example, one large retailer remains the largest in-state customer of the Company. The sales to this retailer were $339,022 in 2003, down from $343,876 in 2002.

Out-of-state sales for the year ended December 31, 2003, increased 29% to $2,141,989 from $1,661,184 for the same period in 2002.
Depletions of wine through the Company's distributors to their customers increased in 2003 by 15%, to 27,042 units, from 23,602 units in 2002. After adjusting for deeply discounted, non-continuing Chardonnay sales in 2003, these depletions increased 11% to 26,244 from 23,602. The Pinot noir variety led sales in 2003.

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau. The Company is liable for the taxes upon the removal of product from the Company's warehouse on a per gallon basis. The Company also pays taxes on the grape harvest on a per ton basis to the Oregon Liquor Control Commission for the Oregon Wine Board. The total excise taxes incurred in 2003 was $339,608, as compared to $191,325 in 2002.
Sales data in the discussion above is quoted before the exclusion of excise taxes.

In February and March of 2004, the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Treasury Department audited the Company's excise tax. Due to the formation of Homeland Security and the transfer of Alcohol, Tobacco and Firearms criminal investigators to the Department of Justice, Congress funded a new audit function in the new Tobacco and Trade Bureau in the Department of Treasury. The Company was their first winery audit in the Northwest. The lead auditor reported studying the Company's public SEC filings, which included gallonage production numbers.

The result of this audit was a substantial amount of back excise taxes due principally to the Company's incorrect application of the federal small winery tax credit. Congress previously increased wine taxes from 17 cents to $1.07 per gallon but provided a 90-cent exemption for small wineries on the first 100,000 gallons produced. This credit declines when production surpasses 150,000 gallons by 1% for every additional 1,000 gallons. The Company's error in the applicatiin of this credit may also result in considerable penalty and interest assessments due in part to the requirement that tax returns must be accurately filed every two weeks. Although sales declined in 2002, the tax rate on those sales, unknown to Management, actually rose rapidly due to the processing of the large amount of grape tonnage in the past several years. Although the exact amount of any back taxes, accrued interest and penalties, if any, is not known, included in accrued expenses for December 31, 2003 is an estimate of $80,000 for such expenses.

The federal auditors did assist the Management in identifying exemptions to the tax, which had not been previously claimed. While the results of this audit depressed earnings in 2003, Management believes the clarification of federal tax provisions could lead to lower per gallon costs in the near future and procedures that result in biweekly tax return filings that will not result in underreported tax. Due to the small size of the winery and accounting staff, the Management closes its books monthly and will choose to overpay the federal excise tax timely on the mid-month returns to escape the federal penalties.

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 48% for fiscal year 2003 as compared to 54% for 2002. The sales of bulk wine, and revenue from custom crush services, as well as increased Bacchus sales of distributed products at slim margins, reduced the gross margin in 2003. The cost of sales increased in 2003 for many varieties, though the average sales price did not change. The Company had significant decreases in the cost of production as a result of the highly successful 2001 crush. As the Company sold through products from this vintage, and moved into products from subsequent vintages, the cost of goods resulted in decreased margins. The Company has taken several steps to emulate the low cost of the 2001 vintage products including purchasing fewer grapes, and purchasing the fruit from lower cost growers for its lower priced wines. Also, the Company plans to provide custom crush services to help offset the fixed costs of production by increasing the tonnage of grapes crushed without increasing the Company's inventory.

Beginning in 2002, The Company continued to focus on the maintenance of lower production costs by scaling back its harvest volumes to 917 tons in 2003, from 1091 and 1859 in 2002 and 2001 respectively. The Company also began soliciting growers for custom crush work to maintain the costs of production. This solicitation resulted in custom crush revenue of $181,475, and processing costs totaled $156,020. In 2003, the Company's bulk wine sales totaled $68,620, and bulk wine costs totaled $54,648. The only remaining wine grape production that exceeds sales plans is Chardonnay from the leased Belle Provenance Vineyard and the purchased Tualatin Vineyard. The significance of this imbalance between fruit and sales forecasts is now reduced to approximately 1,500 cases of Chardonnay, annually because the Company removed approximately 6.5 acres of Chardonnay from the Tualatin Estate Vineyard. This imbalance is expected to continue until the end of the Belle Provenance Vineyard lease agreement, or until the Company can allocate the resources to replant or graft-over the remaining Tualatin grapes to Pinot noir. The excess inventory created by this imbalance will be sold through normal channels with increased sales allowances to speed distributor case sales. These sales allowances will cause small decreases in gross profit margins until the Company can overcome the imbalance.

Amortization of vineyard development costs are included in capitalized crop costs that in turn are included in inventory costs and ultimately become a component of cost of goods sold. For the years ending December 31, 2003 and 2002 approximately $72,000 and $69,000 were amortized into inventory costs, respectively.

Selling, general, and administrative expenses for the year ended December 31, 2003, increased approximately 13% to $3,018,164 compared to $2,660,039 for the same period in 2002. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 41% in 2003 as compared to 44% in 2002. The primary reasons for the increase in expenses in 2003 over 2002 were increased expenses related to in-state sales and the building of the Bacchus sales force, and the focus on facilities repairs and maintenance in the fourth quarter of 2003. The Company invested heavily in delivery vehicles and drivers to support the in-state sales force, as well as increased the marketing expenses provided for their accounts.

The Company's other income (expense) is summarized as follows:

                                                Year Ended December 31
                                                 2003          2002
                                              __________    __________
Insurance settlement for
 inventory loss                              $    95,369   $         -
Miscellaneous rebates                              1,511           122
Gain on Tualatin
 bare land sale                                    3,004             -
Farm Credit interest
 rebate                                           22,617             -
Refunded interest and penalties                                  5,572
                                              __________    __________
Other income
 (expense)                                   $    93,078   $     5,694

Other income for the year ended December 31, 2003 was $93,078 as compared to $5,694 for the year ended December 31, 2002. This increase is primarily due to insurance proceeds received related to an inventory loss.

The Company discovered a significant loss of inventory in the control of a now former independent sales representative with a wholesale value of approximately $100,000, and an inventory cost of $29,423 that the Company expensed as cost of sales. The Company filed an insurance claim and notified local law enforcement officials. The insurance company paid $95,369 for claim and the Company recorded it as other income in the third quarter of 2003.

Interest income increased to $5,070 in fiscal year 2003 from $4,469 in fiscal year 2002. Interest expense decreased to $341,177 in fiscal year 2003 from $357,444 in fiscal year 2002.

The provision for income taxes and the Company's effective tax rate were $104,265 and 43% of pre-tax income in fiscal year 2003 with $90,837 or 40% of pre-tax income recorded for fiscal year 2002.

As a result of the above factors, net income increased to $138,220 in fiscal 2003 from $136,475 for fiscal year of 2002. Earnings per share were $.03, $.03, and $.01, in fiscal years 2003, 2002, and 2001, respectively.


2002 Compared to 2001.

Tasting room sales for the year ended December 31, 2002 increased 11% to $1,566,349 from $1,408,955 for the same period in 2001. In 2000, telephone and mail order sales were part of the on-site and off-site festivals category, in 2001 and 2002 they are accounted for in the tasting room and retail sales category. The Company experienced a decrease in revenue during 2002 in on-site and off-site festivals revenue of $143,887 over $206,187 in the same period in 2001. This decrease is due primarily to the continuing focus away from on-site and off-site events, and towards telephone, mail order and retail sales. Telephone and mail order sales for the year ended December 31, 2002 increased 13% to $398,360 from $353,210 for the same period in 2001. The focus on telephone, mail order and retail sales will continue with the goal of expanding the customer base and continuing the trend of increasing revenue generation by the retail department.


Wholesale sales in the state of Oregon for the year ended December 31, 2002, through the Company's independent sales force and through direct sales from the winery, decreased 1% to $2,779,735 from $2,801,754 for the same period in 2001. Large chain retailers dominate Oregon's retail wine environment. For example, one large retailer remains the largest in-state customer of the Company. The sales to this retailer were $343,876 in 2002, down from $452,652 in 2001. This sales decline was due to a change in the product mix sold in the retailer starting in 2001, due to an unusual frost during the spring of 2000, the 2000 Riesling harvest was very small, which resulted in a shortage of Riesling to sell at high volumes through this retailer. Once the Company lost the placement in the retailer, the Company focused on the placement of other varieties in an attempt to regain the higher sales volumes of the prior years. This change has resulted in declining gross sales but improved margins, and the Company plans to continue to focus on the retailer in order to improve sales.

Out-of-state sales for the year ended December 31, 2002, decreased 32% to $1,660,784 from $2,460,555 for the same period in 2001. The
Pinot noir variety led sales in 2002.

The Company contracted in early 1997 on a long-term basis for more grapes than needed to meet the Company's then current sales forecasts. The Company subsequently reduced its sales forecasts but had already committed to acquiring the grapes. The Company sold some of its own grapes and some of its contracted grapes for $465,030 in 1997, $454,281 in 1998, $22,000 in 1999, $18,526 in 2000, and $13,628 in
2001. These long-term grape contracts expired at the end of 2000. What the Company couldn't sell as grapes was produced as bulk wine.
In 2002, the Company's bulk wine sales totaled $30,026, and bulk wine costs totaled $28,405. The only remaining wine grape production that exceeds sales plans is Chardonnay from the leased O'Connor Vineyard and the purchased Tualatin Vineyard. The significance of this imbalance between fruit and sales forecasts is now reduced to approximately 1,500 cases of Chardonnay, annually because the Company removed approximately 6.5 acres of Chardonnay from the Tualatin
Estate Vineyard. This imbalance is expected to continue until the end of the O'Connor Vineyard lease agreement, or until the Company can allocate the resources to replant or graft-over the remaining Tualatin grapes to Pinot noir. The excess inventory created by this imbalance will be sold through normal channels with increased sales allowances to speed distributor case sales. These sales allowances will cause small decreases in gross profit margins until the Company can overcome the imbalance.

Amortization of vineyard development costs are included in capitalized crop costs that in turn are included in inventory costs and ultimately become a component of cost of goods sold. For the years ending December 31, 2002 and 2000 approximately $69,000 and $65,000 were amortized into inventory costs, respectively.

Amounts paid by customers to the Company for shipping and handling expenses are included in the net revenue. Expenses incurred for shipping and handling charges are included in selling, general and administrative expense. The Company's gross margins may not be comparable to other companies in the same industry as other companies may include shipping and handling expenses as a cost of goods sold.

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau. The Company is liable for the taxes upon the removal of product from the Company's warehouse on a per gallon basis. The Company also pays taxes on the grape harvest on a per ton basis to the Oregon Liquor Control Commission for the Oregon Wine Board. The total excise taxes incurred in 2002 was $191,325, as compared to $200,078 in 2001.
Sales data in the discussion above is quoted before the exclusion of excise taxes.

As a percentage of net revenue (i.e., gross sales less related excise taxes), gross margin for all winery operations was 54% for fiscal year 2002 as compared to 49% for 2001. The sales of bulk wine at a loss and grapes at harvest at a slim margin reduced the gross margin in 2001. After adjusting for these sales, the gross margin would be 54% in 2002 compared to 50% in 2001. The cost of sales decreased in 2002 for many varieties, though the average sales price did not change. The Company has seen significant decreases in the cost of production as a result of the highly successful 2001 crush. As the Company sells through products from this vintage, the cost of goods will result in improved margins. The Company has taken several steps to emulate the low cost of the 2001 vintage products including purchasing fewer grapes, and purchasing the fruit from lower cost growers. Also, the Company plans to provide custom crush services to help offset the fixed costs of production by increasing the tonnage of grapes crushed without increasing the Company's inventory.

Selling, general, and administrative expenses for the year ended December 31, 2002, decreased approximately 10% to $2,660,039 compared to $2,953,815 for the same period in 2001. During 2002 the Company disposed of approximately 6.5 acres of unproductive vines at the Tualatin Estate Vineyard and recorded an expense of $35,465 included in selling, general and administrative expenses. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 44% in 2002 as compared to 42% in 2001. The largest part of the decrease in expenses in 2002 over 2001 was decreased expenses related to out-of-state sales and tight restrictions on all aspects of spending due to the lack of a line of credit. Management reduced fixed sales costs by eliminating the national sales manager position and his remote office, decreasing compensation, office, travel and entertainment expenses. With the CEO as the lead, the Company embarked on extensive distributor sales staff training in the field, and retained, in selected markets, local, professional wine brokers paid on case depletions made by the distributor to retail accounts. The Company's ability to spend was hampered by the lack of an external source of liquidity caused by the reduction in available borrowing demanded by the Company's former operating lender, Northwest Farm Credit Services. This restriction forced the Company to closely watch spending to ensure maximum return, and delay some spending until alternate financing was arranged.

The Company's other income (expense) is summarized as follows:

                                                Year Ended December 31
                                                 2002          2001
                                              __________    __________
Miscellaneous rebates                        $       122   $     4,384
Refunded interest and penalties                    5,572             -
Northwest Farm Credit Services
 patronage rebate                                               29,171
                                              __________    __________
Other income
 (expense)                                   $     5,694   $    33,555

Other income for the year ended December 31, 2002 was $5,694 as compared to $33,555 for the year ended December 31, 2001. The Company filed an amended tax return for the year ended December 31, 1999 and received a refund for interest and penalties paid for the 1999 tax year totaling $5,572. In the year ended December 31, 2001, the Company received a patronage rebate from Northwest Farm Credit Services that was not received in 2002. Interest income decreased to $4,469 in fiscal year 2002 from $4,811 in fiscal year 2001. Interest expense decreased to $357,444 in fiscal year 2002 from $441,629 in fiscal year 2001.

The provision for income taxes and the Company's effective tax rate were $90,837 and 40% of pre-tax income in fiscal year 2002 with $54,015 or 48% of pre-tax income recorded for fiscal year 2001.

As a result of the above factors, net income increased to $136,475 in fiscal 2002 from $58,845 for fiscal year of 2001. Earnings per share were $.03, $.01, and $.00, in fiscal years 2002, 2001, and 2000, respectively.


Liquidity and Capital Resources

Prior to April 1990 when it sold its first wine, the Company's working capital and Vineyard development and Winery construction costs were principally funded by cash contributed by James Bernau and Donald Voorhies, the Company's co-founders, and by $1,301,354 in net proceeds received from the Company's first public stock offering, which began in September 1988 and was completed in June 1989 with the sale of 882,352 shares of common stock at a price of $1.70 per share.

Since April 1990, the Company has operated on revenues from the sale of its wine and related products and the net proceeds from three additional stock offerings. The Company's second public stock offering began in July 1990 and was completed in July 1991 with the sale of 731,234 shares at prices of $2.65 and $2.72 per share exclusively to Oregon residents, resulting in net proceeds to the Company of $1,647,233.

In 1992, the Company conducted two public stock offerings. The Company commenced an offering on July 18, 1992 that was completed on September 30, 1992, with the sale of 428,216 shares of Common Stock at a price of $3.42 per share and net proceeds to the Company of $1,290,364. On October 2, 1992, as a result of the over-subscription of the first offering in 1992, the Company commenced another offering of Common stock which was completed on October 31, 1992 with the sale of 258,309 shares at a price of $3.42 per share, resulting in net proceeds to the Company of $775,726.

Cash and cash equivalents decreased to $213,681 at December 31, 2003 from $632,183 at December 31, 2002.

Inventories decreased 3% as of December 31, 2003, to $7,335,378 from the December 31, 2002 level of $7,550,291. As the Company moved through the significant 2001 vintage products, the inventory began to decline and come into balance with sales. Combined with the reduction in production, inventories have begun the decline towards current sales levels.

Property, plant, and equipment, net, decreased 7% as of December 31, 2003, to $4,698,915 from $5,046,893 as of December 31, 2002.

The Company has a line of credit from GE Commercial Distribution Finance Corporation, formerly known as Deutsche Financial Services Corporation, which had provided for maximum borrowings of $2,700,000 for operations during the year ended December 31, 2003. The agreement calls for an interest rate equal to the Prime Rate plus eighty one hundredths of one percent (0.80%) per year. The agreement also contains, among other things, certain restrictive financial covenants with respect to total equity, debt-to-equity and debt coverage. At December 31, 2003, the Company was in compliance with all debt covenants. The borrowings are collateralized by the bulk and case goods inventory, and the proceeds from the sales thereof, as well as a second lien against the Turner, Oregon property. The agreement replaced the existing $1,500,000 line of credit the Company had with Northwest Farm Credit Services. As of December 31, 2003 the outstanding balance of the GE Commercial Distribution Finance line was $1,130,516 as compared to $2,050,170 as of December 31, 2002.
The outstanding balance of the GE Commercial Distribution Finance line as of December 31, 2003 is net of a $435,248 depository cash balance in a depository cash account maintained by the Company in the name of GE Commercial Distribution Finance.

The Company's lender, GE Commercial Distribution Finance, announced to its winery clients that it would be exiting the wine industry. It was noted that GE Commercial Distribution Finance was unable to build a client base to justify their costs of servicing the industry. Pursuant to this announcement, the Company was notified that its line of credit with GE Commercial Distribution Finance would not be renewed in 2005, and the current line would be reduced to $2,000,000, and the equipment portion of the line would be eliminated.

The Company's ability to fund operations and obtain financing on the line of credit facility could be impaired due to a variety of factors including unanticipated capital expenditures, fluctuations in operating results, financing activities and inventory management. To the extent any one of these factors causes the Company to be unable to fund its operations or borrow on all or part of the line of credit, the Company could be forced to seek and obtain alternative financing in the form of debt or equity. There can be no assurance that the Company would be successful in obtaining alternative financing on favorable terms, or at all. The Company's failure to obtain such financing or to obtain such financing on favorable terms could have a material adverse effect on the Company s business, financial condition and results of operations. However, management believes existing cash and cash flow from operations, combined with the Company's $2,000,000 line of credit facility will be sufficient to satisfy all debt service obligations and fund the Company's operating needs and capital expenditures through 2004.

Long-term debt decreased to $2,943,399 as of December 31, 2003, from $3,182,349 as of December 31, 2002. The Company has a loan agreement with Farm Credit Services that contains certain restrictive financial covenants, which require the Company to maintain certain financial ratios and balances. At December 31, 2003, the Company was in compliance with all five debt covenants.

The Company's contractual obligations as of December 31, 2003 including long-term debt, grape payables, commitments for future payments under non-cancelable lease arrangements, and commitments for future payments under the Distributor Obligation, are summarized below:

                                     Payments Due by Period
                   __________________________________________________________
                      Total    Less than   1-3 years   4-5 years     After 5
                                 1 year                               years
                   __________  __________  __________  __________  __________

Long-term debt and
 capital lease
 obligations      $ 2,943,399 $   250,291 $   581,094 $   652,684 $ 1,459,330
Grape Payables        669,714     260,158     200,000     150,000      59,556
Operating Leases    2,682,134     200,609     410,799     276,272   1,794,454
Distributor
 Obligation         1,500,000           -     300,000     600,000     600,000
                   __________  __________  __________  __________  __________
Total Contractual
 Obligations      $ 7,795,247 $   711,058 $ 1,491,893 $ 1,678,956 $ 3,913,340
                   ==========  ==========  ==========  ==========  ==========



                            Amount of Commitment Expiration Per Period
                   __________________________________________________________
                      Total    Less than   1-3 years   4-5 years     After 5
                                 1 year                               years
                   __________  __________  __________  __________  __________

Operating Line
 of credit        $ 1,130,516 $         - $ 1,130,516 $         - $         -
                   __________  __________  __________  __________  __________
Total Commercial
 Commitments      $ 1,130,516 $         - $ 1,130,516 $         - $         -
                   ==========  ==========  ==========  ==========  ==========


FINANCIAL HIGHLIGHTS
(in thousands, except for per share amounts)

Year ended December 31,
    2003   2002   2001   2000   1999   1998   1997   1996   1995   1994   1993

Revenue from winery operations
  $7,302 $5,989 $7,031 $6,717 $5,914 $6,132 $5,714 $4,235 $3,638 $2,869 $2,264

Net Income (loss)
     138    136     59     15    (92)   (72)    68    170      6    170    116

Net Income(loss)per share
    0.03   0.03   0.01   0.00  (0.02) (0.02)  0.02   0.05   0.00   0.04   0.03

Weighted average number
 of common shares outstanding
   4,479  4,469  4,465  4,254  4,253  4,233  4,106  3,785  3,785  3,785  3,784

As of December 31,
    2003   2002   2001   2000   1999   1998   1997   1996   1995   1994   1993

Selected balance sheet data:
Working capital
  $5,386 $5,043 $5,085 $3,159 $3,115 $2,515 $2,471 $2,696 $1,981 $1,661 $2,333

Total assets
  15,943 16,547 16,673 15,798 15,026 14,391 13,946 10,264  8,340  6,881  6,677

Long-term debt
   2,693  2,945  3,184  3,628  3,797  4,293  4,044  3,170  2,008    889    910

Shareholders' equity
   7,768  7,528  7,379  6,995  6,978  7,035  7,105  5,628  5,458  5,451  5,278



Willamette Valley
Vineyards, Inc.
Report and Financial Statements
For the Years Ended December 31, 2003, 2002 and 2001.


Willamette Valley Vineyards, Inc.
Index to Financial Statements


Report of Independent Accountants .................................... F-1

Financial Statements

Balance Sheets ....................................................... F-2

Statements of Operations ............................................. F-3

Statements of Shareholders' Equity.................................... F-4

Statements of Cash Flows.............................................. F-5

Notes to Financial Statements ........................................ F-6







                     Report of Independent Accountants

To the Board of Directors and Shareholders of Willamette Valley Vineyards, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Willamette Valley Vineyards, Inc. (the "Company") at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP


Portland, Oregon
March 24, 2004







                                     F-1


Willamette Valley Vineyards, Inc.
Balance Sheets
December 31, 2003 and 2002


                                                  2003          2002

         ASSETS
Current assets:
  Cash and cash equivalents                  $    213,681  $    632,183
  Accounts receivable, net (Note 2)               796,836       519,861
  Inventories (Note 3)                          7,335,378     7,550,291
  Prepaid expenses and other current assets        46,565        47,908
  Income taxes receivable (Note 9)                 81,670             -
  Deferred income taxes (Note 9)                  174,323       148,212
                                               -----------   -----------
    Total current assets                        8,648,453     8,898,455

Vineyard development costs, net                 1,698,970     1,707,274
Inventory (Notes 3 and 12)                        552,414       520,408
Property and equipment, net (Note 4)            4,698,915     5,046,893
Notes receivable from officer and
  other (Note 10)                                  66,134        61,948
Debt issuance costs                                62,805        73,628
Other assets                                      215,148       238,647
                                               -----------   -----------
                                             $ 15,942,839  $ 16,547,253
                                               ___________   ___________

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit (Note 5)                    $  1,130,516  $  2,050,171
  Current portion of long-term debt and
    capital lease obligations (Note 6)            250,291       237,838
  Accounts payable                                752,219       371,253
  Accrued expenses                                459,219       214,029
  Income taxes payable                                  -        33,805
  Grape payables                                  669,714       870,058
                                               -----------   -----------
    Total current liabilities                   3,261,959     3,777,154

Long-term debt and capital lease
  obligations (Note 6)                          2,693,108     2,944,511
Distributor obligation (Note 12)                1,500,000     1,500,000
Deferred rent liability                           108,995        86,203
Deferred gain (Note 11)                           399,743       424,727
Deferred income taxes (Note 9)                    300,856       287,127
                                               -----------   -----------
Total liabilities                               8,264,661     9,019,722
                                               -----------   -----------
Commitments and contingencies (Note 11)

Shareholders' equity (Notes 7 and 8):
  Common stock, no par value - 10,000,000
    shares authorized, 4,479,478 and
    4,469,444 shares issued and
    outstanding at December 31, 2003
    and 2002, respectively                      7,167,589     7,155,162
  Retained earnings                               510,589       372,369
                                               -----------   -----------
Total shareholders' equity                      7,678,178     7,527,531
                                               -----------   -----------
                                             $ 15,942,839  $ 16,547,253
                                               ___________   ___________


    The accompanying notes are an integral part of the financial statements.


                                     F-2


Willamette Valley Vineyards, Inc.
Statements of Operations
For the Years Ended December 31, 2003, 2002 and 2001


                                            2003         2002         2001

Net revenues                            $ 7,301,781  $ 5,989,456  $ 7,030,791
Cost of goods sold                        3,827,526    2,754,824    3,560,853
                                        ------------ ------------ ------------
    Gross margin                          3,474,255    3,234,632    3,469,938

Selling, general and
  administrative expenses                 3,018,164    2,660,039    2,953,815
                                        ------------ ------------ ------------
    Income from operations                  456,091      574,593      516,123
                                        ------------ ------------ ------------
Other income (expenses):
  Interest income                             5,070        4,469        4,811
  Interest expense                         (341,177)    (357,444)    (441,629)
  Other income                              122,501        5,694       33,555
                                        ------------ ------------ ------------
                                           (213,606)    (347,281)    (403,263)
                                        ------------ ------------ ------------

    Income before income taxes              242,485      227,312      112,860

Income tax provision (Note 9)               104,265       90,837       54,015
                                        ------------ ------------ ------------

Net income                              $   138,220  $   136,475  $    58,845
                                        ____________ ____________ ____________

Basic net income
  per common share                      $      0.03  $      0.03  $      0.01
                                        ____________ ____________ ____________
Diluted net income
  per common share                      $      0.03  $      0.03  $      0.01
                                        ____________ ____________ ____________




    The accompanying notes are an integral part of the financial statements.


                                     F-3.


Willamette Valley Vineyards, Inc.
Statements of Shareholders' Equity
For the Years Ended December 31, 2003, 2002 and 2001

                              Common stock               Retained
                                 Shares       Dollars    earnings     Total
                              ----------- ------------ ---------- -----------


Balances at December 31, 2000  4,254,481    6,817,613    177,049    6,994,662

Stock issuance for compensation    2,500        3,985         -         3,985

Common stock issued and
  options exercised              208,000      321,049         -       321,049

Net income                            -            -      58,845       58,845
                              ----------- ------------ ---------- -----------

Balances at December 31, 2001  4,464,981    7,142,647    235,894    7,378,541

Stock issuance for compensation    2,463        3,941         -         3,941

Common stock issued and
  options exercised                2,000        8,574         -         8,574

Net income                            -            -     136,475      136,475
                              ----------- ------------ ---------- -----------

Balances at December 31, 2002  4,469,444  $ 7,155,162  $ 372,369  $ 7,527,531

Stock issuance for compensation   10,034       12,427         -        12,427

Net income                            -            -     138,220      138,220
                              ----------- ------------ ---------- -----------
Balances at December 31, 2003  4,479,478  $ 7,167,589  $ 510,589  $ 7,678,178
                              ___________ ____________ __________ ___________



    The accompanying notes are an integral part of the financial statements.


                                     F-4


Willamette Valley Vineyards, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2003, 2002 and 2001


                                            2003         2002         2001

Cash flows from operating activities:
  Net income                             $138,220     $136,475     $ 58,845
  Reconciliation of net income
    to net cash (used in) provided by
    operating activities:
      Depreciation and amortization       713,817      763,077      778,752
      Gain on disposal of fixed assets     (3,003)          -        (3,043)
      Loss on disposal of vines                -        35,465           -
      Deferred income taxes               (12,382)      75,001       36,046
      Bad debt expense                      6,198        8,303       19,260
      Stock issued for compensation        12,427        3,941        3,985
      Changes in assets and liabilities:
        Accounts receivable              (283,173)     218,514     (201,918)
        Inventories                       182,907     (579,909)    (569,776)
        Prepaid expenses and
          other current assets              1,343       39,604      (41,558)
        Note receivable                    (4,186)      15,430       (7,169)
        Other assets                       18,389      (32,763)     (15,291)
        Accounts payable                  380,966     (631,248)     154,618
        Accrued commissions and
          payroll costs                   245,190       75,543       (5,176)
        Income taxes receivable/payable  (115.475)      15,836       17,969
        Grape payables                   (200,344)    (266,429)     222,121
        Deferred rent liability            22,792       25,811       28,758
        Deferred gain                     (24,984)     (24,984)     (24,984)
                                        ------------ ------------ ------------
    Net cash provided by (used for)
      operating activities              1,078,702     (122,333)     451,439
                                        ------------ ------------ ------------

Cash flows from investing activities:
  Additions to property and equipment    (273,214)     (77,087)    (379,953)
  Vineyard development expenditures       (63,275)    (114,443)    (153,930)
  Proceeds on sale of fixed assets         15,128           -            -
                                        ------------ ------------ ------------
    Net cash used in
      investing activities               (321,361)    (191,530)    (533,883)
                                        ------------ ------------ ------------

Cash flows from financing activities:
  Debt issuance costs                     (17,237)     (20,378)     (22,000)
  Net increase (decrease) in line of
    credit balance                       (919,655)     697,671   (1,264,049)
  Proceeds from distributor obligation         -            -     1,500,000
  Proceeds from common stock issued
    and stock options exercised                -         8,574      321,049
  Issuance of long-term debt                   -            -        33,909
  Repayments of long-term debt           (238,951)    (244,331)    (234,831)
                                        ------------ ------------ ------------
    Net cash (use in) provided by
      financing activities             (1,175,843)     441,536      334,078
                                        ------------ ------------ ------------

Net (decrease) increase in cash
  and cash equivalents                   (418,502)     127,673      251,634


Cash and cash equivalents:
  Beginning of year                       632,183      504,510      252,876
                                        ------------ ------------ ------------

  End of year                           $ 213,681    $ 632,183    $ 504,510
                                        ____________ ____________ ____________

    The accompanying notes are an integral part of the financial statements.


                                     F-5


Willamette Valley Vineyards, Inc.
Notes to Financial Statements


1.	Summary of Operations, Basis of Presentation and Significant
Accounting Policies

Organization and Operations
Willamette Valley Vineyards, Inc. (the "Company") owns and operates vineyards and a winery located in the state of Oregon, and produces and distributes premium and super premium wines, primarily Pinot noir, Pinot gris, Chardonnay, and Riesling. The majority of the Company's wine is sold to grocery stores and restaurants in the state of Oregon through the Company's sales force. In 2003, 2002 and 2001 no one customer represented more than 10% of revenues. Out-of-state sales represented approximately 30%, 30% and 37% of revenues for 2003, 2002 and 2001. Foreign sales represent less than 1% of total sales. The Company also sells its wine from the tasting room at its winery.

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Actual results could differ from those estimates under different assumptions or conditions.

Segment Reporting
The Company has a single operating segment consisting of the retail, instate self-distribution and out of state sales departments. These departments have similar economic characteristics, offer the same products to customers, utilize the same production facilities and processes and have similar customer types and distribution methods.

Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents, Accounts Receivables, Prepaid Expenses and Other Current Assets, Accounts Payable, Accrued Expenses and Other Current Liabilities
The carrying amounts of these items are a reasonable estimate of their fair values.

Notes Receivable from Officer and Other
The carrying amounts of these items are a reasonable estimate of their fair values.

Line of Credit
Borrowings under the line of credit arrangement have variable interest rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of its fair value.

Long-Term Debt
The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the present value method using AA rates provided by Farm Credit Services for the Northwest Farm Credit Services debt and estimated current rates for similar borrowing arrangements


                                     F-6.


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


for all other long term debt. The carrying value and estimated fair value of long term debt, including current portion is as follows:

                             2003                       2002
                    Carrying        Fair       Carrying        Fair
                      Value        Value         Value        Value
                   __________    __________   __________    __________
Northwest Farm
  Credit Services $ 2,777,780   $ 2,903,215  $ 3,003,720   $ 3,153,000
Real Property Loan    108,968       121,874      112,215       126,000
Other                  56,651        62,000       66,414        73,000


Other Comprehensive Income
The nature of the Company's business and related transactions do not give rise to other comprehensive income.

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid short-term investments with an original maturity of less than 90 days.

Inventories
After a portion of the vineyard becomes commercially productive, the annual crop and production costs relating to such portion are recognized as work-in-process inventories. Such costs are accumulated with related direct and indirect harvest, wine processing and production costs, and are transferred to finished goods inventories when the wine is produced, bottled, and ready for sale. The cost of finished goods is recognized as cost of sales when the wine product is sold. Inventories are stated at the lower of first-in, first-out ("FIFO") cost or market by variety. In accordance with general practices in the wine industry, wine inventories are generally included in current assets in the accompanying balance sheet, although a portion of such inventories may be aged for more than one year (Notes 3 and 12).

Vineyard Development Costs
Vineyard development costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. The costs are capitalized until the vineyard becomes commercially productive, at which time annual amortization is recognized using the straight-line method over the estimated economic useful life of the vineyard, which is estimated to be 30 years. Accumulated amortization of vineyard development costs aggregated $467,727 and $396,147 at December 31, 2003 and 2002, respectively.

Amortization of vineyard development costs are included in capitalized crop costs that in turn are included in inventory costs and ultimately become a component of cost of goods sold. For the years ending December 31, 2003, 2002 and 2001 approximately $72,000, $69,000 and $65,000 were amortized into inventory costs, respectively.

During the year ended December 31, 2002, the Company disposed of approximately 6.5 acres of vines. These vines were determined to be of a variety, chardonnay, not in sufficient demand to support the cost of high quality, low yield, farming that resulted from declining production from these vines due to an infestation of phylloxera, an aphid-like insect (Note 11). As a result of this disposal, the Company recorded a loss on vineyard development costs in the amount of $35,465.


                                     F-7


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


This loss is included in selling, general and administrative expenses in the statement of operations. The Company intends to replant this land with French clones of Pinot noir (clone # 777) on phylloxera resistant rootstock.

Property and Equipment
Property and equipment are stated at cost or the historical cost basis of the contributing shareholders, as applicable, and are depreciated on the straight-line basis over their estimated useful lives as follows:
Land improvements      15 years
Winery building	       30 years
Equipment	      5-7 years

Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for additions and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations. The Company reviews the carrying value of investments for impairment whenever events or changes in circumstances indicate the carrying amounts may not be recoverable.

Debt Issuance Costs
Debt issuance costs are amortized on the straight-line basis, which approximates the effective interest method, over the life of the debt. Amortization of debt issuance costs was approximately $28,000, $12,000 and $7,000 in 2003, 2002 and 2001, respectively.

Other Assets
Included in other assets are package and design costs related to the 1997 acquisition of Tualatin Valley Vineyards and subsequent redesign of packaging, labeling and related materials. These costs have been amortized on a straight-line basis over the estimated period of time for which the benefit will be derived of five years. For each of the years ended 2003, 2002 and 2001 amortization of these costs of approximately $14,400 has been included in selling, general and administrative expenses. The net book value of capitalized package design costs included in other assets was $13,928 and $28,328 at December 31, 2003 and 2002, respectively.

Income Taxes
The Company accounts for income taxes using the asset and liability approach whereby deferred income taxes are calculated for the expected future tax consequences of temporary differences between the book basis and tax basis of the Company's assets and liabilities.

Deferred Rent Liability
The Company leases land under a sale-leaseback agreement. The long-term operating lease has minimum lease payments that escalate every year. For accounting purposes, rent expense is recognized on the straight-line basis by dividing the total minimum rents due during the lease by the number of months in the lease. In the early years of a lease with escalation clauses, this treatment results in rental expense recognition in excess of rents paid, and the creation of a long-term deferred rent liability. As the lease matures, the deferred rent liability will decrease and the rental expense recognized will be less than the rents actually paid. For the period ended December 31, 2003, 2002


                                     F-8


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


and 2001, rent costs recognized in excess of amounts paid totaled $22,109, $26,057 and $28,758, respectively.

Revenue Recognition
The Company recognizes revenue when the product is shipped and title passes to the customer. The Company's standard terms are 'FOB' shipping point, with no customer acceptance provisions. The cost of price promotions and rebates are treated as reductions of revenues. No products are sold on consignment. Credit sales are recorded as trade accounts receivable and no collateral is required. Revenue from items sold through the Company's retail locations is recognized at the time of sale.

Other Income
Other income was income of $122,501 for the year ended December 31, 2003 compared to income of $5,694 and $33,555 for the year ended December 31, 2002 and 2001 respectively. This increase in 2003 is primarily due to insurance proceeds received related to an inventory loss. The Company discovered a significant loss of inventory in the control of a now former independent sales representative with a wholesale value of approximately $100,000. The Company filed an insurance claim and notified local law enforcement officials. The insurance company paid $95,369 for the claim, which the Company recorded as other income in the third quarter of 2003.

Cost of Goods Sold
Costs of goods sold include costs associated with grape growing, external grape costs, packaging materials, winemaking and production costs, vineyard and production administrative support and overhead costs, purchasing and receiving costs and warehousing costs.

Selling, General and Administrative Expenses
Selling, general and administrative expenses consist primarily of nonmanufacturing administrative and overhead costs, advertising and other marketing promotions. Advertising costs are expensed as incurred or the first time the advertising takes place.

The Company provides an allowance to distributors for providing sample of products to potential customers. These costs, which are included in selling, general and administrative expenses totaled approximately $48,000, $33,000 and $52,000 in 2003, 2002 and 2001, respectively.

Shipping and Handling Costs
Amounts paid by customers to the Company for shipping and handling costs are included in the net revenue. Costs incurred for shipping and handling charges are included in selling, general and administrative expense. Such costs totaled approximately $190,000, $145,000 and $131,000 in 2003, 2002 and 2001,
respectively. The Company's gross margins may not be comparable to other companies in the same industry as other companies may include shipping and handling costs as a cost of goods sold.

Excise Taxes
The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau. The Company is liable for the taxes upon the removal of product from the Company's warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which declines based upon the number of gallons of wine production in a year rather than the quantity sold. The Company also pays taxes on the grape harvest on a per ton basis to the Oregon



                                     F-9


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued



Liquor Control Commission for the Oregon Wine Advisory. Excise taxes incurred approximated $340,000 in 2003, $191,000 in 2002 and $200,000 in 2001.

Stock Based Compensation
The Company accounts for the employee and director stock options in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123,
Accounting for Stock Based Compensation, and as amended by SFAS No. 148, Accounting for Stock Based Compensation - Transition and Disclosure, are presented below (Note 8).

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated as follows for the year ended December 31 (Note 8 for certain assumptions with respect to this computation):

                                            2003         2002         2001

Net income, as reported                $  138,220   $  136,475   $   58,845
Add: Stock-based compensation expense
  inlcuded in reported net income,
  net of tax                                7,463        2,365        2,391

Deduct: Total stock-based employee
  compensation expense under fair value
  based method for all awards,
  net of tax                               (31,213)    (25,892)     (70,060)
                                        ------------ ------------ ------------

Pro Forma net income (loss)            $   114,470 $   112,948   $   (8,824)
                                        ____________ ____________ ____________

Earnings per share:
  Basic - as reported                  $      0.03  $     0.03   $     0.01
  Basic - pro forma                           0.03        0.03           -

  Diluted - as reported                       0.03        0.03         0.01
  Diluted - pro forma                         0.03        0.03           -


Basic and Diluted Net Income per Share
Basic earnings per share are computed based on the weighted-average number of common shares outstanding each year. Diluted earnings per share are computed using the weighted average number of shares of common stock and potentially dilutive securities assumed to be outstanding during the year. Potentially dilutive shares from stock options and other common stock equivalents are excluded from the computation when their effect is antidilutive.

Options to purchase 288,600 shares of common stock were outstanding at December 31, 2003 and diluted weighted-average shares outstanding at December 31, 2003 include the effect of 5,298 stock options. Options to purchase 421,670 shares of common stock were outstanding at December 31, 2002 and diluted weighted-average shares outstanding at December 31, 2002 include the effect of 2,745 stock options. Options to purchase 475,170 shares of common stock were outstanding at December 31, 2001 and diluted weighted-average shares outstanding at December 31, 2001 include the effect of 47,903 stock options. In addition, the warrant outstanding since 1992 was not included in the computation of diluted earnings per share in 2003, 2002 or 2001 because the exercise price of $3.42 was greater than the average market price of the common shares during all three years.


                                    F-10


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued

                      2003
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $138,220    4,477,043    0.03
Options        -         5,298      -
         --------    ---------   ------
Diluted  $138,220    4,482,341   $0.03
         ========    =========   ======

                      2002
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $136,475    4,468,783    0.03
Options        -         2,745      -
         ---------   ---------   ------
Diluted  $136,475    4,471,528   $0.03
         =========   =========   ======

                      2001
                    Weighted
                     average    Earnings
                     shares       per
          Income   outstanding   share


Basic    $ 58,845    4,345,941    0.01
Options        -        47,903      -
         ---------   ---------   ------
Diluted  $ 58,845    4,393,844   $0.01
         =========   =========   ======



Statement of cash flows
Supplemental disclosure of cash flow information:

                                            2003         2002         2001

Interest paid                           $ 341,000    $ 357,000    $ 442,000
Income tax refund received                 33,378           -            -
Supplemental schedule of noncash
  investing and financing activities:
    Capital leases                         14,413       18,479       16,740
    Issuance of common stock(Note 7)       12,427        3,941        3,985
    Notes receivables issued in sale
      of fixed assets                          -            -        13,340


Liquidity
The Company's ability to fund operations and obtain financing on the line of credit facility discussed in Note 5 could be impaired due to a variety of factors including unanticipated capital expenditures, fluctuations in operating results, financing activities and inventory management. To the extent any one of these factors causes the Company to be unable to fund its operations or borrow on all or part of the line of credit, the Company could be forced to seek and obtain alternative financing in the form of debt or equity. Additionally, the Company has been notified by GE Commercial Distribution Finance Corporation that they do not intend to renew the line of credit agreement when it expires in January 2005. There can be no assurance that the Company will be successful in obtaining alternative financing on favorable terms, or at all. The Company's failure to obtain such financing or to obtain such financing on favorable terms could have a material adverse effect on the Company's business, financial condition and results of operations. Management believes existing cash and cash flow from operations, combined with the Company's $2,000,000 line of credit facility will be sufficient to satisfy all debt service obligations and fund the Company's operating needs and capital expenditures through 2004.

Reclassifications
Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the financial statement presentation for the year ended December 31, 2003. These reclassifications have no effect on previously reported results of operations or shareholders' equity.

2.	Accounts Receivable

Oregon law prohibits the sale of wine in Oregon on credit; therefore, the Company's accounts receivable balances are the result of sales to out-of-state and foreign distributors. At December 31,


                                    F-11


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


2003 and 2002, the Company's accounts receivable balance is net of an allowance for doubtful accounts of $41,885.

Changes in the allowance for doubtful accounts is as follows:

                   Balance at  Charged to  Charged to  Write-offs  Balance at
                   Beginning   costs and     other       net of      end of
                   Of period    expenses    accounts   recoveries    period
                   __________  __________  __________  __________  __________

Fiscal year ended December 31, 2001:
Allowance for
 Doubtful accounts  $  41,660   $  19,260   $       -   $ (19,035)  $  41,885
                   ==========  ==========  ==========  ==========  ==========

Fiscal year ended December 31, 2002:
Allowance for
 Doubtful accounts  $  41,885   $   8,303   $       -   $  (8,303)  $  41,885
                   ==========  ==========  ==========  ==========  ==========

Fiscal year ended December 31, 2003:
Allowance for
 Doubtful accounts  $  41,885   $   6,198   $       -   $  (6,198)  $  41,885
                   ==========  ==========  ==========  ==========  ==========



3. Inventories

Inventories consist of:
                                                  2003          2002

Winemaking and packaging materials            $    80,886   $    96,123
Work-in-process (costs relating to unprocessed
  and/or unbottled wine products)               1,982,469     2,773,750
Finished goods (bottled wine
  and related products)                         5,824,437     5,200,826
                                               -----------   -----------
                                              $ 7,887,792   $ 8,070,699

Less: amounts designated for
distributor (Note 12)                            (552,414)     (520,408)
                                               -----------   -----------
Current inventories                           $ 7,335,378   $ 7,550,291
                                               ___________   ___________





4. Property and Equipment
                                                  2003          2002

Land and improvements                         $   976,838   $   984,954
Winery building and hospitality center          4,577,467     4,567,076
Equipment                                       4,933,329     4,670,506
                                               -----------   -----------
                                               10,487,634    10,222,536

Less accumulated depreciation                  (5,788,719)   (5,175,643)
                                               -----------   -----------
                                              $ 4,698,915   $ 5,046,893
                                               ___________   ___________


                                    F-12


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


The Company has capital lease arrangements for certain winery equipment and vehicles. Future minimum capital lease payments as of December 31, 2003 are:

  2004                                                  13,002
  2005                                                   5,463
                                                      ---------
      Total minimum lease payments                      18,465

  Less interest portion                                 (1,138)
                                                      ---------
      Capital lease obligation (Note 6)                 17,327

  Less portion due within one year (Note 6)            (12,029)
                                                      ---------
                                                      $  5,298
                                                      _________

The cost of the Company's leased equipment and related accumulated depreciation aggregated $72,733 and $48,131, respectively, at December 31, 2003 and $72,733 and $36,772, respectively, at December 31, 2002.


5.	Line of Credit Facility

In July 2002 the Company entered into a revolving line of credit agreement with GE Commercial Distribution Finance Corporation ("GE") that now allows borrowings of up to $2,000,000 against eligible accounts receivables and inventories as defined in the agreement. The revolving line bears interest at prime, plus 0.80%, and is payable monthly. The interest rate was 5.55% at December 31, 2003. The Company's president has guaranteed up to $1,000,000 of this credit facility. At December 31, 2003, there were borrowings of $1,565,764 on the revolving line of credit offset by $435,248 depository cash balance discussed in greater detail in the paragraph below.

The weighted-average interest rate on the aforementioned borrowings for the fiscal years ended December 31, are as follows:

2003	5.55%
2002	6.17%
2001	8.58%

The new line of credit agreement includes various covenants, which among other things, requires the Company to maintain minimum amounts of tangible net worth, debt-to-equity, debt service coverage as defined and limits the level of acquisitions of property and equipment. As of December 31, 2003, the Company was in compliance with these covenants.

The Company maintains a depository cash account that is in the name of GE. For the year ended December 31, 2003, the line of credit balance was offset by a depository cash balance of $435,248. GE Capital borrowings are collateralized by the bulk and case goods inventory and the proceeds from the sales thereof, as well as a second lien against the Turner, Oregon property.


                                    F-13


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


6. Long-Term Debt

Long-term debt consists of:
                                                  2003          2002

Northwest Farm Credit Services Loan           $ 2,777,780   $ 3,003,720
Real property loan, 8.5% interest,
  monthly payments of $1,055 through 2019         108,968       112,215
Capital lease obligations                          17,327        31,740
Vehicle financing                                  39,324        34,674
                                               -----------   -----------
                                                2,943,399     3,182,349

Less current portion                             (250,291)     (237,838)
                                               -----------   -----------
                                              $ 2,693,108   $ 2,944,511
                                               ___________   ___________


The Company has an agreement with Northwest Farm Credit Services containing two separate notes bearing interest at a rate of 7.85%, which are collateralized by real estate and equipment. These notes require monthly payments ranging from $7,687 to $30,102 until the notes are fully repaid in 2014. The loan agreement contains covenants, which require the Company to maintain certain financial ratios and balances. At December 31, 2003, the Company was in compliance with these covenants. In the event of future noncompliance with the Company's debt covenants, Northwest Farm Credit Services ("FCS") would have the right to declare the Company in default, and at FCS' option without notice or demand, the unpaid principal balance of the loan, plus all accrued unpaid interest thereon and all other amounts due shall immediately become due and payable.

Future minimum principal payments of long-term debt mature as follows for the year ending December 31:

Year ending
December 31,

   2004                                                 250,291
   2005                                                 282,742
   2006                                                 298,352
   2007                                                 316,366
   2008                                             $   336,318
Thereafter                                            1,459,330
                                                     -----------
                                                    $ 2,943,399
                                                     ___________


7.	Shareholders' Equity

The Company is authorized to issue 10,000,000 shares of its common stock. Each share of common stock is entitled to one vote. At its discretion, the Board of Directors may declare dividends on shares of common stock, although the Board does not anticipate paying dividends in the foreseeable future.

On June 1, 1992, the Company granted its president a warrant to purchase 15,000 shares of common stock as consideration for his personal guarantee of the real estate loans and the line of credit with


                                     F-14


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued

Northwest Farm Credit Services (Notes 6 and 8). The warrant is exercisable through June 1, 2012 at an exercise price of $3.42 per share. As of December 31, 2003, no warrants had been exercised.

During 2001 the Company sold 200,000 shares of common stock for approximately $307,500.

In each of the years ended December 31, 2003, 2002 and 2001, the Company granted 10,034, 2,463 and 2,500 shares of stock valued at $12,427, $3,941 and $3,985, respectively, as compensation to employees. The cost of these grants was capitalized as inventory. The effects of these noncash transactions have been excluded from the cash flow statements in each period.


8.	Stock Incentive Plan

In 1992, the Board of Directors adopted a stock incentive plan and reserved 175,000 shares of common stock for issuance to employees and directors of the Company under the plan. In 1996, 1998 and 2001, the Board of Directors reserved an additional 150,000, 275,000 and 300,000 shares, respectively. Administration of the plan, including determination of the number, term, and type of options to be granted, lies with the Board of Directors or a duly authorized committee of the Board of Directors. Options are generally granted based on employee performance with vesting periods ranging from date of grant to five years. The maximum term before expiration for all grants is ten years. As of December 31, 2003, there are approximately 601,400 shares available for future issuance under this plan.

At December 31, 2003, 2002 and 2001, the following transactions related to stock options occurred:



                                2003              2002              2001
                           _______________ _________________  ________________
                                  Weighted          Weighted          Weighted
                                   average           average           average
                                  exercise          exercise          exercise
                           Shares   price    Shares   price    Shares   price

Outstanding at
    beginning of year     421,670  $ 1.71   475,170  $ 1.73   510,670  $ 1.72
  Granted                  20,000    1.46    30,000    1.51     5,500    1.65
  Exercised                    -       -     (2,000)   1.56    (8,000)   1.56
  Forfeited              (153,070)   1.71   (81,500)   1.76   (33,000)   1.62
                          --------          --------          --------
Outstanding at
    end of year           288,600  $ 1.69   421,670  $ 1.71   475,170  $ 1.73
                          ________          ________          ________


                                     F-15


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued

Weighted-average options outstanding and exercisable at December 31, 2003 are as follows:

                        Options outstanding             Options exercisable
                              Weighted
              Number          average       Weighted    Number        Weighted
            outstanding at   remaining      average   exercisable at  average
  Exercise   December 31,   contractual     exercise   December 31,   exercise
    price       2003           life           price       2003          price

  $ 1.46       20,000          9.00         $ 1.46        4,000       $ 1.46
    1.50       47,186          4.39           1.50       47,186         1.50
    1.51       30,000          8.90           1.51       30,000         1.51
    1.56       36,000          6.59           1.56       36,000         1.56
    1.60        3,000          9.29           1.60        2,700         1.60
    1.65       75,000          7.00           1.65       75,000         1.65
    1.69        8,000          9.50           1.69        8,000         1.69
    1.70        2,500          9.96           1.70        1,000         1.70
    1.75       41,500          8.25           1.75       41,500         1.75
    1.81        4,500          8.71           1.81        4,500         1.81
    2.75        2,000          6.50           2.75        2,000         2.75
    3.00        9,914          6.08           3.00        9,914         3.00
    3.62        6,000          5.56           3.62        6,000         3.62
    4.50        3,000          4.08           4.50        3,000         4.50
   ------    ---------        ------         ------     --------       ------
$ 1.46-$4.50  288,600          5.25         $ 1.69      270,800       $ 1.75

The Company adopted SFAS No. 123 in 1996 and has elected to account for its stock-based compensation under Accounting Principles Board Opinion 25. As required by SFAS No. 123, the Company has computed for pro forma disclosure purposes (Note 1) the value of options granted during each of the three years ended December 31, 2003 using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 2003, 2002 and 2001:

                                            2003         2002         2001
Risk-free interest rate                     4.47 %       4.37 %       5.38 %
Expected lives                             10 years     10 years     10 years
Expected volatility                           52 %         53 %         55 %

Adjustments are made for options forfeited prior to vesting. For the years ended December 31, 2003, 2002 and 2001, the total value of the options granted was computed to be approximately $19,600, $27,300 and $6,445, respectively, which would be amortized on the straight-line basis over the vesting period of the options.

For the years ended December 31, 2003, 2002 and 2001, the weighted average fair value of options granted was computed to be $0.98, $0.91 and $1.17, respectively.

On November 26, 2002, the Company granted its President 30,000 options from the Stock Incentive Plan for his personal guarantee of $1,000,000 of the line of credit with GE Commercial Distribution Finance (Note 5). The options are exercisable through November 27, 2012 at an exercise price of $1.51 per share. As of December 31, 2003, no options had been exercised.


                                      F-16


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued

9. Income Taxes
The provision for income taxes consists of:
                                            2003         2002         2001

Current tax expense (benefit):
  Federal                                  $ 96,575     $ 11,139     $ 17,969
  State                                      20,072        4,697           -
                                        ------------ ------------ ------------
                                            116,647       15,836       17,969
                                        ------------ ------------ ------------
Deferred tax expense (benefit):
  Federal                                   (10,975)      66,465       31,949
  State                                      (1,407)       8,536        4,097
                                        ------------ ------------ ------------
                                            (12,382)      75,001       36,046
                                        ------------ ------------ ------------

    Total                                  $104,265     $ 90,837     $ 54,015
                                        ____________ ____________ ____________


The effective income tax rate differs from the federal statutory rate as follows:
                                                Year ended December 31,
                                            2003         2002         2001

Federal statutory rate                      34.0 %       34.0 %       34.0  %
State taxes, net of federal benefit          4.4          6.3          4.4
Permanent differences                        4.1          3.6          8.0
Other, primarily prior year taxes            0.5         (3.9)         1.5
                                        ------------ ------------ ------------
                                            43.0 %       40.0 %       47.9  %
                                        ____________ ____________ ____________


Permanent differences consist primarily of nondeductible meals and entertainment and life insurance premiums.

Deferred tax assets and (liabilities) at December 31 consist of:

                                                  2003          2002

Accounts receivable                           $    16,067   $    16,067
Inventories                                       111,856       129,268
Charitable contributions                           14,284            -
Excise tax accrual                                 30,688            -
Other                                               1,428         2,877
                                               -----------   -----------
Net current deferred tax asset                    174,323       148,212
                                               -----------   -----------

Depreciation                                     (448,855)     (450,052)
Deferred gain on sale-leaseback                   153,341       162,925
Other                                              (5,342)           -
                                               -----------   -----------
Net noncurrent deferred tax liability            (300,856)     (287,127)
                                               -----------   -----------
Net deferred tax liability                    $  (126,533)  $  (138,915)
                                               ___________   ___________


                                     F-17


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued


10.	Related Parties

During 2003, 2002 and 2001, the Company purchased grapes from certain shareholders for an aggregate price of $122,780, $120,589 and $108,672, respectively. At December 31, 2003 and 2002, grape payables included $61,268 and $60,192, respectively, owed to these shareholders.

The Company has a loan to its president with a balance of $61,134 at December 31, 2003. The loan was due on December 3, 1993, bearing interest at 7.35%. On March 14, 1994, the loan was extended to March 14, 2009. The loan is collateralized by the common stock of the Company held by its president.
This note, including the related interest receivable, is classified as a long-term note receivable in the accompanying balance sheet. The Company's loan to its president is collateralized by 75,000 shares of common stock.

11.	Commitments and Contingencies

Litigation
From time to time, in the normal course of business, the Company is a party to legal proceedings. Management believes that these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows, but due to the nature of the litigation, the ultimate outcome cannot presently be determined.

Operating Leases
The Company entered into a lease agreement for approximately 45 acres of vineyards and related equipment in 1997. In December 1999, under a sale-leaseback agreement, the Company sold a portion of the Tualatin Vineyards property with a net book value of approximately $1,000,000 for approximately $1,500,000 cash and entered into a 20-year operating lease agreement. The gain of approximately $500,000 is being amortized over the 20-year term of the lease.

The amortization of the deferred gain totals approximately $25,000 per year and is recorded as an offset to the related lease expense.

As of December 31, 2003, future minimum lease payments are as follows:



    Year ending
    December 31,
       2004                                          $   200,609
       2005                                              203,777
       2006                                              207,023
       2007                                              136,430
       2008                                              139,841
    Thereafter                                         1,794,453
                                                      -----------
         Total                                       $ 2,682,133
                                                      ===========

The Company is also committed to lease payments for various office equipment. Total rental expense for all operating leases excluding the vineyards, amounted to $8,858, $12,316 and $9,891 in 2003, 2002 and 2001, respectively.
In addition, payments for the leased vineyards have been included in inventory and vineyard developments costs and aggregate approximately $196,804 and $204,713, respectively, for each of the years ended December 31, 2003 and 2002.


                                     F-18


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued

Susceptibility of Vineyards to Disease
The Tualatin Vineyard, purchased during 1997, and the leased vineyards are known to be infested with phylloxera, an aphid-like insect, which can destroy vines. Although management has begun planting with phylloxera-resistant rootstock, a portion of the vines at the Tualatin vineyard is susceptible to phylloxera. The Company has not detected any phylloxera at its Turner Vineyard.

It is not possible to estimate any range of loss that may be incurred due to the phylloxera infestation of our vineyards. The phylloxera at Tualatin Estate Vineyard is believed to have been introduced on the roots of the vines first planted on the property in the southern most section Gewurztraminer in 1971. These vines, and all others infested, remain productive at low crop levels. The removal of the Chardonnay block in 2002 was done principally because of the high cost of farming high quality, low yield wine grapes and the low price Oregon Chardonnay is receiving in the market.

12.	Distributor Obligation

During 2001 the Company entered into a distribution agreement with a national wine distributor group (the "distributor"), whereby the distributor paid the Company $1,500,000 for a base amount of bottled wine with an approximate cost of $552,000 and $520,000 at December 31, 2003 and 2002 respectively. The Company believed the best way to incentivize national distributors to focus on a relatively small national brand such as the Company's was to provide the distributors a special financial incentive to focus on the brand. The Company negotiated a way to incentivize its new distributor to provide a focus on the Company's brand in a mutually beneficial way with the goal of greatly increasing nationwide sales through the distribution agreement. The agreement calls for the Company to warehouse this base amount of wine at the Turner location, calculated using standard out of state pricing, with any draw-downs by the distributor to be simultaneously replenished by another purchase. The distribution agreement does not contain any restrictive covenants. The distribution agreement appoints the distributors the exclusive distributor of its wines identified by the agreement to retail licensees in the regions serviced by the distributors as identified by the agreement. There are no informal arrangements that impact the Company's obligations or the rights and privileges of the distribution group. Sales to members of the distributor group totaled approximately $812,702, $457,221 and $1,022,084 in 2003, 2002
and 2001, respectively.


                                     F-19


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued

The Company has recorded a Distributor Obligation liability, and a long-term inventory asset based on the actual cost of goods held in the base amount of wine at year end, to recognize the future obligation to deliver this amount of wine to the distributor. The inventory held in the base amount of wine is as follows:

Wine                                2003           2002
Willamette Valley
  Chardonnay                        952 cs.        952 cs.
  Estate Chardonnay                 180 pks.       180 pks.
  Pinot Gris                      1,064 cs.        952 cs.
  Pinot Noir                      6,748 cs.      4,480 cs.
  Pinot Noir-Whole Cluster           -           1,400 cs.
  Pinot Noir-Founders Reserve     1,008 pks.     1,008 pks.
  Pinot Noir-Estate               1,016 pks.       504 pks.
  Pinot Noir-Freedom Hill           180 pks.       180 pks.
  Pinot Noir-Hoodview               180 pks.       180 pks.
  Pinot Noir-Karina                  -             240 pks.
  Pinot Noir-Signature Cuvee        516 pks.       336 pks.
Tualatin Estate
  Chardonnay                        224 cs.        224 cs.
  Pinot Blanc                         -              -
  Pinot Noir                        392 cs.        392 cs.
Griffin Creek
  Merlot                            748 pks.       448 pks.
  Pinot Noir                        350 pks.       700 pks.
  Syrah                             224 pks.       116 pks.

The distributor obligation will be settled by the delivery of inventory based on a predetermined depletion schedule. The agreement calls for the base amount of prepaid wine the Company holds for the distributor to remain at $1,500,000 until 2006, when the balance is depleted to the following levels in the following years:

           2006                                       $ 1,200,000
           2007                                           900,000
           2008                                           600,000
           2009                                           300,000
           2010                                                -

The agreement can be cancelled with or without cause as defined in the agreement upon 30 or 90 days notice, respectively. Upon termination of the agreement the distributor obligation is to be repaid over the following 14 months.

Also as part of that agreement, the Company has agreed to pay the distributor incentive compensation if certain sales goals are met over the next five years and if a certain transaction occurs. The incentive compensation will be paid only in the event of a transaction in excess of $12 million in value in which either the Company, at its option, sells all or substantially all of its assets or a merger, sale of stock, or other similar transaction occurs, at the Company's option, the result of which is that the Company's current shareholders do not own at least a majority of the outstanding shares of


                                     F-20


Willamette Valley Vineyards, Inc.
Notes to Financial Statements, Continued

capital stock of the surviving entity. Assuming the $12 million threshold is met and the distributor meets certain sales goals, the distributor will be entitled to incentive compensation equal to 20% of the total proceeds from the sale or transaction and up to 17.5% of the difference between the transaction value and approximately $8.5 million.


                                     F-21